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As filed with the Securities and Exchange Commission on May 28, 2004.

Registration No.

U.S. SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM SB-2
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

IMMEDIATEK, INC.
(Name of small business issuer in its charter)

Nevada (State or other jurisdiction of incorporation or organization)	5045 (Primary Standard Industrial Classification Code Number)	86-0881193 (I.R.S. Employer Identification Number)
2435 N. Central Expressway Suite 1610, Richardson, Texas 75080 (Address and telephone number of principal executive offices)

Zach Bair
2435 N. Central Expressway Suite 1610,
Richardson, Texas 75080
(972) 852-2876
(Address of principal place of business or intended principal place of business)
(Name, address and telephone number of agent for service)

Copies to: Craig G. Ongley Vial, Hamilton, Koch & Knox, LLP 1700 Pacific Avenue, Suite 2800 Dallas, Texas 75201

Approximate date of commencement of proposed sale to the public: As soon as practicable after the Registration Statement becomes effective.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend interest reinvestment plans, check the following box. ☒

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Security(1)	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee

Voting common stock, par value $.001 per share (Selling Stockholders)	4,001,535	$0.28	$1,120,430	$142

Voting common stock, par value $.001 per share (Stockholder Warrants)	3,652,302	$0.29	$1,059,168	$134

Total:	7,653,837		$2,179,598	$276

(1)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(a) under the Securities Act of 1933, as amended (the "Securities Act"). The Warrant offering price is estimated as the total exercise price of all Warrants (assuming 100% exercise) divided by the number of Warrants

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

PROSPECTUS
IMMEDIATEK, INC.
7,653,837 SHARES
COMMON STOCK

        Immediatek, Inc. is selling no shares of common stock and the selling stockholders identified in this prospectus are selling 4,001,535 shares. We will receive the proceeds from the exercise of the warrants and will issue 3,652,302 shares in exchange. The warrants may or may not be exercised.

        Our common stock is listed on the Over the Counter Bulletin Board under the symbol "ITEK.OB." The last reported bid price on May 25, 2004, was $0.28 per share and the last reported asking price was $0.29 per share.

INVESTING IN OUR COMMON STOCK INVOLVES RISKS.
SEE RISK FACTORS BEGINNING ON PAGE 4.

Common Stock (Selling Stockholders)	Per Share	Total
Public Offering Price	$0.28	$1,120,430
Proceeds, before expenses, to Immediatek	$-0-	$-0-
Proceeds, before expenses, to the Selling Stockholders	$0.28	$1,120,430
Warrants (Selling Stockholders)	Per Share	Total
Public Offering Price	$0.29	$1,059,168
Proceeds, before expenses, to Immediatek	$0.29	$1,059,168
Proceeds, before expenses, to the Selling Stockholders	$-0-	$-0-

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is May 28, 2004.

TABLE OF CONTENTS

PROSPECTUS SUMMARY	3
RISK FACTORS	4
USE OF PROCEEDS	8
DILUTION	8
SELLING STOCKHOLDERS	8
PLAN OF DISTRIBUTION	10
LEGAL PROCEEDINGS	12
DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS	12
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	13
DESCRIPTION OF SECURITIES	14
INDEMNIFICATION	14
DESCRIPTION OF BUSINESS	15
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATION	22
DESCRIPTION OF PROPERTY	26
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	26
MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS	26
EXECUTIVE COMPENSATION	27
FINANCIAL STATEMENTS	28 (F-1 to F-12)
CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE
LEGAL MATTERS	29
EXPERTS	29
WHERE YOU CAN FIND MORE INFORMATION	29

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. This prospectus is offering to sell, and seeking offers to buy, shares of common stock only in jurisdictions where offers and sales are permitted.

PROSPECTUS SUMMARY

OUR COMPANY

        Immediatek, Inc. ("Immediatek" or "Company") designs, develops and provides software which is specifically designed to protect digital music and video Internet downloads and compact disc recordings from unauthorized duplication.

        Immediatek is currently focusing its efforts towards digital media delivery utilizing its patent pending CD burning software products, NetBurn™ and NetBurn Secure™. NetBurn™ allows an end user to download and burn music using the Internet or a music CD burning kiosk to burn digital media directly to a burnable CD without infringing the legal copyrights of the publishers and artists. The Company believes that NetBurn™ has completed its development stage and is now a commercially viable technology. NetBurn Secure™, Immediatek's latest variant of the original NetBurn™ software, creates copy controlled burned CDs, so that once the CD is burned it is copy controlled and can thereby limit how many copies, if any at all, are permitted to be made from the previously recorded CD. We currently market our software to recording companies and individual artists. We do limited advertising in industry publications to assist with our name recognition and increase awareness of our products. Our primary markets are currently the United States and Canada, however, we have begun to actively look for international marketing opportunities.

        We recently acquired a company, DiscLive, Inc., ("DiscLive") in April 2004. DiscLive, now our wholly owned subsidiary, contracts with an artist or recording company, records a live concert and then offers for sale limited addition recordings of the concert within minutes after the concert has ended. The whole process is accomplished with mobile facilities which handle the recording of the concert and manufacture the recordings at the concert location. As a result, DiscLive provides recordings to concert goers to take home with them and provides additional concert related revenue to the artist or recording company.

The Offering

Common stock offered by Immediatek	0 shares
Common stock offered by selling stockholders	4,001,535 shares
Common stock to be outstanding after this offering	27,811,655 shares
Use of proceeds—Common Stock	We will not receive any proceeds from the sale of common stock offered by the selling stockholders
—Exercise of Warrants	If the Warrants are exercised, we will use the proceeds for working capital and to pay down debt
Over the Counter Bulletin Board Symbol	ITEK.OB

        The common stock to be outstanding after this offering is based on 27,811,655 shares outstanding as of May 26, 2004, which excludes:

    4,119,199 shares of common stock, 3,652,302 of which are registered herein, issuable upon the exercise of certain warrants as of May 26, 2004, issued in connection with the sale of certain shares of our common stock in exempt transactions. The warrants carry exercise prices from $0.20 to $1.00 and expire between March 2005 and March 2007.

OUR INFORMATION

        Immediatek, Inc. (www.immediatek.com) was formerly named ModernGroove Entertainment, Inc. On November 23, 2002, ModernGroove Entertainment, Inc., a Nevada corporation, an OTCBB-listed company, entered into a merger agreement with Immediatek, Inc., a private company incorporated in accordance with the laws of the State of Texas. Immediatek, a privately owned company, was founded in 2001. On December 9, 2002, ModernGroove Entertainment, Inc. changed its name to Immediatek, Inc. In April, 2004 we acquired our wholly owned subsidiary, DiscLive, Inc., a Delaware corporation. All references to Immediatek in this prospectus includes Immediatek and its affiliates. The information contained in our website is not a part of this prospectus. Our principal offices are located at 2435 N. Central Expressway Suite 1610, Richardson, Texas 75080. Our telephone number is (972) 852-2876.

RISK FACTORS

        This prospectus contains forward-looking statements within the meaning of the securities laws. Actual results and performance and the timing of certain events and circumstances may differ materially from those described by the forward-looking statements as a result of certain risks and uncertainties set forth below and elsewhere in this prospectus. You should carefully consider the following factors, the discussion under the caption "Cautionary Note on Forward-Looking Statements," and the other information in this prospectus before buying or selling any shares of common stock. Our business, financial condition, and operating results could be materially adversely affected by any one or more of the following risk factors. Although we have attempted to include a discussion of the material risks known to us as of the date of this prospectus, there may be additional risks that we do not presently know of or that we currently believe are immaterial that could also materially affect Immediatek. Immediatek disclaims any obligation to update these factors or to announce publicly the results of any revisions to any of the risk factors or forward-looking statements contained in this prospectus to reflect any new information or future events or circumstances or otherwise.

We may not be able to continue as a going concern or fund our existing capital needs.

        Our auditors have included an explanatory paragraph in their audit opinion with respect to our consolidated financial statements for the fiscal year ended December 31, 2003. The paragraph states that our recurring losses from operations and resulting continued dependence on external financing raise substantial doubts about our ability to continue as a going concern. Our existing and anticipated capital needs are significant. We believe our existing financing arrangements and estimated operating cash flows will not be sufficient to fund our operations and working capital needs for the next twelve months and there can be no assurance that we will be able to fund our existing capital needs under our existing credit facilities or otherwise secure additional funding, if necessary. In addition, changes in our operating plans, the acceleration or modification of our existing expansion plans, lower than anticipated revenues, increased expenses, potential acquisitions, or other events may cause us to seek additional financing sooner than anticipated, prevent us from achieving the goals of our business plan or expansion strategy, or prevent our newly acquired businesses, if any, from operating profitably. If we are unable to fund our existing capital needs under our existing credit facilities, or are otherwise unable to secure additional equity financing, if necessary, our business could be materially adversely affected. See Management's Discussion and Analysis of Financial Condition and Results of Operation—Liquidity and Capital Resources.

We have a history of losses and expectation of future losses; uncertainty of future profitability; and limits on operations.

        From our incorporation in 2001 through March 31, 2004, we have incurred an accumulated loss of approximately $3,850,515 million. There can be no assurance that we will generate sufficient revenues to achieve profitability in the future. If we are unable to generate sufficient revenues, the valuation of purchased intellectual property may be affected. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the asset exceeds the fair value of the asset.

Our continued slow revenue growth and operating losses may indicate circumstances requiring an impairment to be recorded.

        If our losses continue, we will have to obtain funds to meet our cash requirements through business alliances, such as strategic or financial transactions with third parties, the sale of securities or other financing arrangements, or we may be required to curtail our operations, seek a merger partner, or seek protection under federal bankruptcy laws. Any of the foregoing may be on terms that are unfavorable to us or disadvantageous to existing stockholders. In addition, no assurance may be given that we will be successful in raising additional funds or entering into business alliances. See Management's Discussion and Analysis of Financial Condition and Results of Operation—Liquidity and Capital Resources.

We are dependent upon our proprietary technology and its marketability as state of the art.

        The technology we use may become obsolete or limit our ability to compete effectively within the digital-media and recording industry. The industry is characterized by rapidly changing technology, evolving industry standards and frequent new product introductions. The introduction of products embodying new technologies or the emergence of industry standards can render existing products obsolete and unmarketable. Our success will depend on our ability to enhance our existing products. Our success will also depend on our ability to develop and introduce, on a timely and cost-effective basis, new products that keep pace with technological developments and emerging industry standards and that address increasingly sophisticated customer requirements.

        Our business would be adversely affected if we were to incur difficulties or delays in developing new products or enhancements or if those products or enhancements did not gain market acceptance. Specifically:

  •
  we may not be successful in identifying, developing and marketing product enhancements or new products that respond to technological change or evolving industry standards;

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  we may experience difficulties that could delay or prevent the successful development, introduction and marketing of these products; and

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  we may experience difficulties that could delay or prevent the successful development, introduction and marketing of these products; and

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  our new products and enhanced products may not adequately meet the requirements of the marketplace and achieve market acceptance or may not keep pace with advances made by our competitors.

        We have four patents in various stages of prosecution with patent authorities and several additional patents being prepared for filing. If granted, the time period covered by our patents would be seventeen years; however, there can be no assurance that our technologies will be accepted in the marketplace. In addition, different technologies owned by others could arise that would be superior or more marketable than ours. See Description of Business—Patents and Proprietary Technology.

The loss of one or more members of management or key personnel could adversely affect our operations and could lead to loss of clients and proprietary information.

        Our business, success, growth, operating results, and profitability are dependent upon the skills, experience, efforts, performance, and abilities of members of management and other key personnel. We depend upon members of management and key personnel, including key sales personnel, to generate new business and to service new and existing clients. If any members of management or key personnel were to leave us, our business, success, growth, operating results, and profitability could suffer. If we lose any key personnel, we may also be unable to prevent the unauthorized disclosure or use of our technical knowledge, practices, procedures, or client lists by the former personnel. Disclosure or use of this information could harm our business.

We may face substantial competition in attracting and retaining qualified personnel, and may be unable to grow our business if we cannot attract and retain qualified personnel.

        Our success will depend to a significant degree upon our ability to attract and retain highly qualified and experienced personnel who possess the skills and experience necessary to satisfy our business and client service needs. These personnel may be in great demand, particularly in certain geographic areas, and are likely to remain a limited resource for the foreseeable future. Our ability to attract and retain employees with the requisite experience and skill depends on several factors, including our ability to offer competitive wages, benefits, and professional growth opportunities. To attract and retain these individuals, we will be required to invest a significant amount of time and money. Many of the companies with which we will compete for experienced personnel have greater financial resources and name recognition than we do. In addition, an important component of overall compensation for our personnel will be equity. If our stock price does not increase over time, it may be more difficult to retain personnel who have been compensated with stock awards or options. The inability to attract, train, and retain experienced personnel could have a material adverse effect on our business.

Because we are significantly smaller and less established than a majority of our competitors, we may lack the financial resources necessary to compete effectively and sustain profitability.

        The market for online music products is extremely competitive, and we expect that competition will intensify in the future. We believe that our ability to compete successfully depends on a number of factors both within and outside our control, including innovative technology, establishing early dominance, the pricing policies of our competitors, the quality of its competitors, the nature and timing of new products and services introduced by competitors, the ability to attract and retain skilled management and industry and economic trends. Many of our competitors have longer operating histories and significantly greater financial, technical, marketing and other resources than the Company. In addition, many of these competitors offer a wider range of services and products than the Company, and have significantly greater distribution channels and thus may be able to respond more quickly and effectively targeted customer needs. Many current and potential competitors also have greater name recognition and more extensive customer bases that could be leveraged, thereby gaining market share to our detriment. Such competitors may be able to undertake more extensive promotional activities, offer more attractive terms to clients than we can, adopt more aggressive pricing policies and offer superior and a broader range of products and services. See "Description of Business—Competition".

        There are many business risks associated with the online music industry which makes our company a risky investment.

        The online music industry is highly competitive and inherently risky. We license our online music distribution and recording applications to clients on an ASP (Application Service Provider) basis and revenue is derived from fees charged for use of our applications. No standards have set in the online music arena and the process of securing sales is competitive and uncertain and therefore cannot be predicted with any degree of accuracy. Furthermore sales do not always bear a direct correlation to the marketing costs incurred. The degree of competition, general economic conditions, and regulation also can affect the commercial viability of our business. None of these factors can be predicted with any certainty. Therefore, there is a substantial risk that some or all of our projects will not be commercially successful, resulting in a financial loss and anticipated profits not being realized.

The voting control of Immediatek is held by our executive officers and other stockholders are unlikely to have any ability to influence the governance or policies of our company.

        As of May 25, 2004, our executive officers, Zach Bair and Paul Marin owned approximately 60.9% of our outstanding voting stock. This level of ownership provides these individual officers with the power to determine the outcome of almost any matter submitted for the vote or consent of our stockholders. See Security Ownership of Certain Beneficial Owners and Management.

Our common stock may be subject to penny stock rules and regulations.

        Federal rules and regulations under the Exchange Act regulate the trading of so-called penny stocks, which generally refers to low-priced (below $5.00), speculative securities of very small companies traded on the OTC Bulletin Board or in the Pink Sheets. Trading, if any, in shares of our common stock may be subject to the full range of penny stock rules. Before a broker/dealer can sell a penny stock, these rules require the broker/dealer to first approve the investor for the transaction and obtain from the investor a written agreement regarding the transaction The broker/dealer must also furnish the investor with a document describing the risks of investing in penny stocks. The broker/dealer must also tell the investor the current market quotation, if any, for the penny stock and the compensation the broker/dealer will receive for the trade. Finally, the broker/dealer must send monthly account statements showing the market value of each penny stock held in the investor's account. If these rules are not followed by the broker/dealer, the investor may have no obligation to purchase the shares. Accordingly, these rules and regulations may make it more expensive and difficult for broker/dealers to sell shares of our common stock, and purchasers of our common stock may experience difficulty in selling such shares in secondary trading markets.

We have been subject to fluctuations in our operating results and this will likely continue.

        Our revenues and results of operations are significantly dependent upon selling product to second-tier musicians, record labels and online music distributors. Our economic success cannot be predicted with certainty. Accordingly, the Company's revenue and any earnings may fluctuate significantly from period to period, and the results of any one period may not be indicative of results for any future periods. As with revenues, because of the significant increase in the sales of the Company, our projected expenses may not be the same as the actual expenses incurred. Should our revenues materially decrease or our expenses materially increase then our losses could continue or become larger.

We have created a number of products and are uncertain about their market acceptance.

        The sale and use of our existing products depends not only on the price and quality of these products but also on the general music industry. Whether or not our existing products, technological superiority, quality and pricing warrant the demand necessary to achieve widespread customer acceptance is uncertain. Lack of customer acceptance of our products will have an adverse effect on the finances of the Company.

We have developed a number of software products which we believe to be unique, however, a substantial risk of infringement exists.

        Although we have filed several patent applications to protect our products, there is no assurance that agreements with employees, consultants and others will prevent the disclosure of confidential information, or that we will have adequate remedies available to us if information is disclosed, or our trade secrets will not otherwise be disclosed or independently developed by competitors. While we believe that our software products are unique and do not interfere with prior art, there can be no assurance that our technology will not interfere with another patent or copyright. In the event such a claim was made an an adverse decision rendered against us we would not be able to continue as a going concern.

There is a substantial cost of building brand awareness which may not guarantee success.

        Our initiatives to significantly increase our sales will require us to build significant brand awareness, sufficient to attract customers to buy our products. This will entail a substantial investment of our limited resources in marketing and advertising programs which may not result in sufficient customers buying our products, which in turn could have a material adverse effect on the Company and its finances.

USE OF PROCEEDS

        Proceeds from the sale of the 4,001,535 beneficially owned by the selling stockholders described above will inure solely to the benefit of the selling stockholders as we will not receive any of the proceeds from such sales. If fully exercised the Warrants registered herein would result in the issuance of 3,652,302 shares of our common stock and result in proceeds to the Company of $1,059,168 which would be used for working capital and to pay down any outstanding debt.

DILUTION

        The common stock to be sold by the selling stockholders is common stock that is currently issued and outstanding. Accordingly, there will be no dilution to our existing stockholders from the sale of the existing common stock however in the event the warrants are fully exercised the Company's issued and outstanding common stock would increase from 27,811,655 to 31,463,957 shares.

SELLING STOCKHOLDERS

        The following listed stockholders own 4,001,535 shares of Immediatek common stock. Upon the effective date of this Registration Statement and pursuant to this prospectus, the listed stockholders will have the ability to sell their stock at any time. Should all the selling stockholders sell their stock at or near the same time, there is a significant likelihood that our stock price will fall.

Selling Shareholder	Address	Amount of Common Stock Shares
Jess Morgan & Co., Inc.	5750 Wilshire Blvd, Suite 590 Los Angeles, California. 90036	2,001,535	(1,)
Seagull associates, LLC	73 Spring Street, Suite 302 New York, NY 10012	610,536	(2,)
Pangloss International Inc.	4200 Sherbrooke St. West, Suite 21 Westmount, QC Canada H3Z 1C4	333,333	(1)
Richard Issacson.	73 Spring Street, Suite 302 New York, NY 10012	208,413	(2)
David Blanchard	73 Spring Street, Suite 302 New York, NY 10012	180,284	(2)
Jacob Walker	73 Spring Street, Suite 302 New York, NY 10012	180,284	(2)
Sami Valkonen	73 Spring Street, Suite 302 New York, NY 10012	147,679	(2)
Eric Welsh	73 Spring Street, Suite 302 New York, NY 10012	140,008	(2)
Clayton Yaseen	73 Spring Street, Suite 302 New York, NY 10012	95,256	(2)
Jerry Blair	73 Spring Street, Suite 302 New York, NY 10012	47,948	(2)
Rajvilas Holdings, Inc.	73 Spring Street, Suite 302 New York, NY 10012	46,669	(2)
Thomas Cookman	73 Spring Street, Suite 302 New York, NY 10012	9,590	(2)

1.
These shares were acquired in March 2004 through an exempt Sections 4(6) and 4(2) private offering.

2.
These shares were acquired in April, 2004 in connection with our acquisition of DiscLive by the selling DiscLive stockholders. We agreed to register their shares as part of the terms of the acquisition.

3.
To the knowledge of Immediatek none of the stockholders listed above are NASD broker/dealers or affiliates of NASD broker/dealers.

SELLING WARRANT HOLDERS

        The following listed warrant holders have the rights to 3,652,302 shares of Immediatek common stock. Upon the effective date of this Registration Statement and pursuant to this prospectus, the listed warrant holders will have the right to exercise their warrants for the stated value of their warrants and have the ability to sell their stock at any time. Should all the selling stockholders sell their stock at or near the same time, there is a significant likelihood that our stock price will fall.

Selling Shareholder	Address	Amount of the Underlying Common Shares
Jess Morgan & Co., Inc.	5750 Wilshire Blvd, Suite 590 Los Angeles, California. 90036	3,002,302	(1)
Sami Valkonen	73 Spring Street, Suite 302 New York, NY 10012	450,000	(2)
Pangloss International Inc.	4200 Sherbrooke St. West, Suite 21 Westmount, QC Canada H3Z 1C4	200,000	(1)

1.
These warrants were acquired in. were acquired in March 2004 through an exempt Sections 4(6) and 4(2) private offering.

2.
These warrants were acquired in April, 2004 in connection with our acquisition of DiscLive by the selling DiscLive stockholders. We agreed to register the warrants as part of the terms of the acquisition.

3.
To the knowledge of Immediatek none of the stockholders listed above are NASD broker/dealers or affiliates of NASD broker/dealers.

PLAN OF DISTRIBUTION

        We are registering all the shares of common stock offered by this prospectus on behalf of the selling stockholders who may sell the shares from time to time, or who may also decide not to sell all of the shares that may be sold under this prospectus.

        The selling stockholders or their successors may sell all of the shares of our common stock offered by this prospectus from time to time in transactions in the over-the-counter market, on one or more other securities markets and exchanges, or in privately negotiated transactions. They may sell the shares offered by this prospectus at fixed prices, at market prices prevailing at the time of sale, or at negotiated prices. The selling stockholders may use any one or more of the following methods when selling the shares offered by this prospectus:

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  block trades in which the broker/dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

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  purchases by a broker/dealer as principal and resale by such broker/dealer for its account;

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  ordinary brokerage transactions and transactions in which the broker solicits purchasers;

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  privately negotiated transactions;

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  short sales;

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  transactions in which broker/dealers may agree with the selling stockholders to sell a specified number of the shares at a stipulated price per share;

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  a combination of any such methods of sale; and

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  any other method permitted pursuant to applicable law.

        The selling stockholders have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker/dealers regarding the sale of their shares. They have also advised us that no underwriter or coordinating broker is now acting in connection with the proposed sale of shares.

        The selling stockholders also may lend or pledge shares to a broker/dealer. The broker/dealer may sell the shares so loaned or, upon a default, the broker/dealer may sell the shares so pledged, pursuant to this prospectus. Broker/dealers or agents may receive compensation in the form of commissions, discounts or concessions from the selling stockholders. Broker/dealers or agents may also receive compensation from the purchasers of shares for whom they act as agents or to whom they sell as principals, or both.

        Compensation to a particular broker/dealer might be in excess of customary commissions and will be in amounts to be negotiated in connection with transactions involving shares. Broker/dealers or agents and any other participating broker/dealers of the selling stockholders may be deemed to be an underwriter within the meaning of Section 2(11) of the Securities Act of 1933 in connection with sales of shares. Accordingly, any such commission, discount or concession received by them and any profit on the resale of shares purchased by them may be deemed to be underwriting discounts or commissions under the Securities Act of 1933. Because the selling stockholders may be deemed to be underwriters within the meaning of Section 2(11) of the Securities Act of 1933, the selling stockholders will be subject to the prospectus delivery requirements of the Securities Act of 1933.

        The shares may be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states the shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

        Under applicable rules and regulations under the Securities Exchange Act of 1934, any person engaged in the distribution of shares may not simultaneously engage in market making activities with respect to our common stock for a period of two business days before the commencement of such distribution. In addition, the selling stockholders will be subject to applicable provisions of the Securities Exchange Act of 1934 and the associated rules and regulations under the Securities Exchange Act of 1934, including Regulation M, which provisions may limit the timing of purchases and sales of shares of our common stock by the selling stockholders. We will make copies of this prospectus available to the selling stockholders and have informed them of the need for delivery of copies of this prospectus to purchasers at or prior to the time of any sale of the shares.

        To the extent required, we may amend or supplement this prospectus from time to time to describe a specific plan of distribution. In effecting sales, broker/dealers engaged by the selling stockholders may arrange for other broker/dealers to participate in the resales.

        We will file a supplement to this prospectus, if required, pursuant to Rule 424 under the Securities Act of 1933 upon being notified by the selling stockholders that any material arrangement has been entered into with a broker/dealer for the sale of shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer. Such supplement will disclose:

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  the name of each selling stockholder and of the participating broker/dealer(s);

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  the number of shares involved;

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  the price at which such shares were sold;

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  the commissions paid or discounts or concessions allowed to such broker/dealer(s), where applicable;

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  that such broker/dealer did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus; and

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  other facts material to the transaction.

LEGAL PROCEEDINGS

        The Company as plaintiff initiated a lawsuit in Texas State District Court on October 2,2003 against FRANK MERHIB, SCOTT WILDING,JENNIFER MERHIB, J & SON CONSULTING, a Florida Corporation, and RESEARCH INVESTMENT GROUP, a Florida Corporation alleging that the aforementioned defendants engaged jointly and severally in activity amounting to, among other causes of action, business disparagement of Immediatek and its president, Zach Bair. The lawsuit has demanded certain damages from the defendants and the court has granted temporary injunctions against the several defendants. The parties have agreed to a settlement and are awaiting an order of dismissal from the court.

DIRECTORS, EXECUTIVE OFFICERS,
PROMOTERS AND CONTROL PERSONS

Management of Immediatek

        The Board elects executive officers annually at its first meeting following the annual meeting of stockholders. The following table sets forth, as of May 25, 2004, Immediatek' directors, executive officers and significant employees, their ages, and their positions within Immediatek.

Name	Age	Position
Zach Bair	42	Chairman and CEO
Paul Marin	34	Director and COO
Phil Miller	46	CFO

        Zach Bair, Chairman and CEO (42)—Bair has been CEO of Immediatek since its founding in 2001. Prior to Immediatek he was the founder of a software company PowerUp Networks, Inc. which he began in 2000 and was CEO. Prior to his employment with PowerUp Bair was employed by Sabre, Inc. from 1997 until 2000 as manager of network performance engineering. Prior to his employment at Sabre Bair from 1994 to 1997 Bair was a technology consultant for various oil and telecom companies. Bair is a U.S. Air Force veteran, and attended Louisiana State University in Shreveport, LA, and then Stephen F. Austin State University in Nacogdoches, majoring in English.

        Paul Marin, COO & Director (34)—Mr Marin joined Immediatek as an officer in 2003. In 1999, Mr. Marin founded and developed LCD Interactive, Inc., a software company specializing in CD burning technology whose assets were purchased by Immediatek in 2003. Prior to Mr. Marin's founding of LCD Interactive, he advised companies on structuring mergers and acquisitions in both Mexico and Brazil as part of his duties with Allegiance Capital, Inc. for whom he was employed from 1998 to 1999. From 1992 to 1998 Mr. Marin was employed by Citigroup International, Inc. as a vice president of commercial lending. Mr. Marin holds an MBA in International Management from the University of Texas at Dallas. He also holds a BBA with a double major in Finance and Accounting from the University of North Texas.

        Philip K. Miller, CFO (47)—Philip K. Miller joined Immediatek in 2003 as Chief Financial Officer and has over twenty years of capital formation experience. Mr. Miller assisted in the formation of over $200 million in financing. Mr. Miller has initiated and executed two Initial Public Offerings and has had financial and executive leadership roles in high growth and startup situations. From 1996 to 2003, Mr. Miller has provided interim management services in accounting, finance, information systems development, mergers and acquisitions, strategic planning, SEC reporting, debt and equity financing.

Mr. Miller's services included projects with Resources Connection (formerly a part of Deloitte & Touche); Chief Financial Officer of NexTrend, Inc., a software company focused on active trader broker-dealers which raised $25 million from private investors, and BenefitMall.com which raised over $40 million in venture capital. From 1993 to 1996, Mr. Miller was Chief Financial Officer of CrossTies Software. From 1985 to 1993, Mr. Miller was in various senior roles of Micrografx Software including treasurer and acting Chief Financial Officer. From 1983 to 1985, Mr. Miller was Director of Finance for El Chico Corporation. Prior to that, Mr. Miller was with the accounting firm of Ernst & Young from 1981 through 1983. He graduated from Rowan University with a BS in Accounting in 1979 and has been a Certified Public Accountant since 1982.

Section 16(a) Beneficial Ownership Reporting Compliance

        Under Section 16(a) of the Exchange Act, directors, certain officers and beneficial owners of 10% or more of the Company's Voting Common Stock are required from time to time to file with the Securities and Exchange Commission reports on Forms 3, 4 or 5, relating principally to transactions in Company securities by such persons. Our officers and affiliates are currently in the process of completing compliance filings on Forms 3, 4 or 5 as required by Section 16(a) of the Exchange Act.

SECURITY OWNERSHIP OF CERTAIN
BENEFICIAL OWNERS AND MANAGEMENT

Item 11. SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT.

        The following table sets forth certain information concerning the beneficial ownership of our outstanding common stock as of May 25, 2004, by each person known by Immediatek, Inc., to own beneficially more than 5% of the outstanding common stock, by each of our directors and officers and by all of our directors and officers as a group. Unless otherwise indicated below, all persons listed below have sole voting and investment power with respect to their shares of common stock.

Title of Class	Name and Address of Beneficial Owner of Shares (2)	Position	Amount of shares by Owner	Percent of Class (1)
Common	Zach Bair	President/CEO	11,495,265	41.3%
Common	Paul Marin	Chief Operating Officer	5,434,788	19.6%
Common	Gary Blum	N/A	1,693,060	06.1%
Common	Jess Morgan	N/A	2,001,535	07.2%

Totals:			20,624,648	74.2%
All Executive Officers and Directors as a Group (2 persons)			16,950,053	60.9%

1.
Percentages are based on 27,811,655 shares. This number is based on the current issued and outstanding common shares as of May 26, 2004.

2.
Unless otherwise stated, the address for all listed individuals is: 2435 N. Central Expressway Suite 1610, Richardson, Texas 75080. Jess Morgan & Co., Inc.'s address is 5750 Wilshire Blvd, Suite 590 Los Angeles, CA. 90036.

CHANGE IN CONTROL

        To the knowledge of Immediatek, Inc., no change in control of Immediatek has occurred since its inception.

DESCRIPTION OF SECURITIES

        Immediatek, Inc.'s Certificate of Incorporation authorizes the issuance of 500,000,000 shares of common stock, par value $.001 per share and 5,000,000 shares of preferred stock at a par value of $0.001 per share.

Capital Stock

        As of May 26, 2004, there were 27,811,655 shares of common stock outstanding held by approximately 219 stockholders of record. Immediately following this offering, there will be 27,811,655 shares of common stock outstanding. Holders of common stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders. Subject to preferences that may be applicable to any then outstanding preferred stock, holders of common stock are entitled to receive ratably such dividends as may be declared by the Board of Directors out of funds legally available therefore. See Dividend Policy. If we are subject to a liquidation, dissolution, or winding up, holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities. Holders of common stock have no right to convert their common stock into any other securities. The common stock has no preemptive or other subscription right. There are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of common stock are, and the shares of common stock to be issued in this offering will be, fully paid and non-assessable.

        As of May 26, 2004 we have not issued any preferred shares.

Warrants

        We issued warrants in March and April 2004 to purchase our common stock in connection with an exempt Sections 4(6) and 4(2) private offering and the acquisition of DiscLive. Of the 4,119,199 warrants outstanding, 3,365,302 are part of this registration. All warrants issued by us prior to December 31, 2003 have been exercised or expired according to their terms. The following table summarizes warrants outstanding at May 26, 2004:

WARRANTS	EXERCISE PRICE	EXPIRATION
4,119,199	$0.20-1.00	04/05-04/07

        Warrants issued by the Company are valued on the date of grant using the Black-Scholes pricing model using assumptions. No options to purchase common stock were issued as of the date of this Registration Statement.

TRANSFER AGENT AND REGISTRAR

        The transfer agent and registrar for our common stock is Pacific Stock Transfer Co. 500 E. Warm Spring Road, Suite 240 Las Vegas, Nevada 89119.

INDEMNIFICATION

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

DESCRIPTION OF BUSINESS

Background

        Immediatek, Inc. was formerly named ModernGroove Entertainment, Inc. On November 23, 2002, ModernGroove Entertainment, Inc., a Nevada corporation, an OTCBB-listed company, entered into a merger agreement with Immediatek, Inc., a private company duly incorporated in accordance with the laws of the State of Texas. Immediatek, a privately owned company, was founded in 2001. On December 9, 2002, ModernGroove Entertainment, Inc. changed its name to Immediatek, Inc.

        Immediatek initially focused on providing process automation consulting and Information Technology ("IT") services, but the strategy from day one was to identify and acquire compelling technology solutions which had potential exponential scalability. The company is based in Richardson, Texas.

        On February 27, 2003, Immediatek announced that it was acquiring key assets of LCD Interactive, Inc., a private corporation ("LCD") that had developed breakthrough CD burning software which would form the basis of Immediatek's business model going forward. Prior to the acquisition, Immediatek had formed a strategic alliance with LCD d/b/a TwoBigToes, to exclusively market and develop the CD burning software. Acquisition of LCD's assets, including the CD burning software and LCD's flagship website, www.TwoBigToes.com, was accomplished through a stock transaction whereby the shareholders of LCD, were granted 6,980,000 restricted shares in Immediatek.

        In April 2004 we acquired DiscLive, Inc., a Delaware corporation in a share exchange with DiscLive stockholders. We issued 1,666,667 shares of our common stock in return for all the issued and outstanding shares of DiscLive. Through a proprietary process DiscLive offers concert goers recordings of a concert event within minutes after the concert has ended.

        Immediatek is currently focusing its efforts towards digital media delivery utilizing its patent pending CD burning software products, NetBurn™ and NetBurn Secure™. NetBurn™ allows an end user to download and burn music using the Internet or a music CD burning kiosk to burn digital media directly to a burnable CD without infringing the legal copyrights of the publishers and artists. The Company believes that NetBurn™ has completed its development stage and is now a proven technology. NetBurn Secure™, Immediatek's latest variant of the software, creates copy controlled burned CDs, so that once the CD is burned it is copy controlled and can thereby limit how many copies, if any at all, are permitted to be made from the burned CD.

        NetBurn™ is a revolutionary, patent-pending digital delivery system designed for music labels, distributors, artists and retailers. NetBurn™ allows web and NetBurn Station™ kiosk users to download and burn fully licensed music tracks from a sophisticated content management system utilizing a simple "one-click" interface, while at the same time protecting the copyright holders who own the material. NetBurn™ enables burning directly to a burnable CD and leaves no files for the user to pirate. It requires no prior download to use, no custom drivers, and features easy centralized software updating and robust content management. The content, once burned to the CD, is copy controlled and can limit how many copies, if any, will be permitted to be made from the burned CD.

        The NetBurn Portal System is Immediatek's way of putting the technology into the hands of artists—helping artists—and at the same time continuing to pursue its business model. The artist is allowed to sign up and use the Portal System at no cost, and instead will share revenue with Immediatek on the back end. The Portal System creates a fully automated system for managing and deploying content directly to the artist's websites, fan websites, kiosks, and corporate sites, and thereby provides multiple points-of-sale in an effort to increase sales potential.

        Independent music represents a huge opportunity to Immediatek and the NetBurn product. Because there is so much indie music Immediatek is working with independent artists to protect their content and to enable distribution and artistic control. By pulling in high profile independent artists, Immediatek raises awareness to the product, and also increases the Company's credibility.

        NetBurn™ is available both as an ASP (Application Service Provider) solution as well as deployable, Internet-enabled kiosks Automated Digital MediaServers (ADMs) called "NetBurn Stations™". What makes this technology unique is that with only a single mouse click by the user, or a few touches on the NetBurn Station™ touch screen, selected, fully licensed music tracks are burned directly to a burnable CD. With NetBurn Secure™, the resultant disc is copy controlled. In the case of the Internet version, the user is left with no files on their hard disk, unless they are properly licensed, in which case this is controlled by our embedded Microsoft DRM technology. This means there are no files for the user to copy, thereby providing an extra layer of security and furthering the demise of music piracy. Users pay by the track or by the CD. They can create custom CDs complete with liner notes and CD jacket, or choose to burn exact CDs as found in retail stores. It is Immediatek's goal to work with the music industry and artist community to help establish the NetBurn™ technology as the de facto standard for secure digital music delivery.

        The NetBurn Stations™ are available in stand-up and will also be available as countertop bolt-on units. The machines accept credit and debit cards as well as cash, and the stand-up units are equipped with 42-inch plasma screens for targeted custom media and advertising delivery. Various licensing packages for both the NetBurn Stations™ and the core NetBurn™ technology are available and flexible. Licensing, for example, may include a flat yearly fee based on estimated burns and/or a transaction fee per burn, and a monthly charge for NetBurn Station™ deployment maintenance.

        Immediatek's management is of the opinion that the proprietary "single-click" disc burning technology could provide a standards-based solution for the music industry's burgeoning piracy problems with downloadable music and other media. Management believes that recent court decisions involving music piracy are likely to make popular peer-to-peer software applications, such as Kazaa, re-assess their business models. Immediatek's business model is based on a proven technology, which can be easily integrated into existing e-commerce websites. It's a true "single-click" solution, and with it, artists, labels and music distributors have a method to control copyrights.

NetBurn™ Technology

        Immediatek's CD burning software known as NetBurn™ is a proprietary technology that allows an entire music CD, individually selected tracks, to download from a standard Internet browser and instantly and automatically burn to a CD-R in "single click," in effect bypassing the computer's hard drive and leaving no files left over to be pirated. The fact that an entire CD can download to a CD burner without having client-side software is a revolutionary breakthrough in how music is now legally distributed over the Internet. The NetBurn™ software also provides CD cover art, liner notes and song track listings perfectly sized for printing and inserting into CD jewel cases. NetBurn™ also allows users to mix and match tracks from different artists and CD releases.

NetBurn Secure™ Technology

        Immediatek has licensed the MediaMax CD-3 technology from SunnComm Technologies and has embedded SunnComm's technology into NetBurn™. The resultant product is called NetBurn Secure™.

        Immediatek's newest CD burning software has the same functionality as NetBurn™ with the added capabilities of copy control technology on the burned CD itself. It is the belief of our management that Immediatek has the only technology that can burn a copy controlled CD from the Internet, thus giving power and control back to the copyright owners and reducing piracy for burnable CDs.

        After a user selects song tracks on a secure website, NetBurn™ Server creates a custom compiled and encrypted applet, based on the user's selection, which is then downloaded and run from a standard browser. This applet immediately detects the brand and model CD burner by communicating with the API (Application Programming Interface) of the selected PC and displays this information on the customized NetBurn window, which is small, simple and unobtrusive. If no burner is detected, the process halts and the user is sent to a NetBurn™ customer service page, where the customer is advised of the issue.

        Next, providing a CD burner is indeed found, NetBurn then detects whether or not there is a CD in the tray of the burner, and provides the user two opportunities to insert a disc into the burner before the application quits and the user is automatically forwarded to a NetBurn™ customer service page, again detailing this specific issue.

        Assuming that the user inserts a blank CD-R either on the first or the second attempt, then the software will validate this action and automatically begin to decode and decompress imbedded compressed music files, simultaneously converting them to CD Audio format, and then burning the files on-the-fly to the CD-R.

        Once all the songs are successfully burned to the CD-R, NetBurn™ confirms the CD is successfully burned and then loads the CD cover art, liner notes and song tracks on a properly sized CD jewel case format for printing and insertion into a jewel case. The cover art is based on the songs selected by the user. For example if the user selects songs from one artist's CD then the original cover art will download for printing. However, if the user selects various artists, then the user has the opportunity to select the cover art of their choice.

        Immediately after successfully burning the CD, NetBurn Secure™, in protecting the copyright of the artist and content owner, any and all remaining temporary files are deleted that are utilized in the burn and the burned CD has copy control technology that is intended to limit or prevent the burned CD from being re-copied.

        Throughout the entire burning process the NetBurn application window provides a progress bar and notes on the status of the CD being burned. For example, the time estimated to burn the CD is based on the number of songs and length of each song, and the progress bar tracks this time accordingly. It also provides a list of the songs being burned, and notifies the user when the CD burn is completed.

        NetBurn Secure™ technology is based on a burned CD that contains two separate sessions. When the CD is inserted in a standard music CD player, the first session, made up of standard audio tracks, is accessed and will play normally. However, when the CD is inserted in a CDROM drive or DVD drive of a computer, the first session—the one playable in both CD and DVD players—is inaccessible. Instead, a second session becomes available that includes a duplicate set of songs which are stored in a protected format using licensed DRM technology.

        In addition to the DRM technology, the second session can also contain additional content like video, photos, web links etc. While the user has full access to this music and other content on the second session by using the computer, the licensed MediaMax technology is intended to disallow the end user to make unauthorized copies of the burned CD with standard CD copying software programs.

Revenue From Technology

        Our sales revenue from our software products is derived primarily from the following sources:

        Software licensing fees—NetBurn and NetBurn Secure™. Music labels and artists pay a licensing fee for the use of the Company's NetBurn™ software platform for use within their own organizations and on their own websites as the means of facilitating music downloads by end users. This will be a recurring revenue stream to Immediatek as it will be payable annually and will also be supplemented to a small extent by maintenance and support charges.

        Transaction fees—NetBurn™ and NetBurn Secure™. Although music downloads will be facilitated via independent websites—typically those of the music labels or of individual artists themselves—each transaction will attract a fee payable to Immediatek of as high as $0.38 per track.

        TwoBigToes.com. This is the Company's own website, on which end users will be able to download music on exactly the same basis as above from artists listed on the site. While transaction fees are effectively a third party royalty, download fees originating from the TwoBigToes site represent a retail transaction to the Company and are therefore at a higher rate, namely $.99 per track. Typically, music listed on the TwoBigToes site will be that belonging to lesser-known independent artists not yet associated with a major record label. In this case, there will be direct costs associated with such transactions, namely royalties payable to the artist and the cost of uploading and maintaining the text and graphics that end users will download to complete CD inserts and the jewel case.

Opportunities

        Because of the rapid change in the music industry to the piracy of online music, many web entities have sprung up which offer online music services as an alternative to traditional peer-to-peer software sites such as Kazaa. These sites generally have content, which subscribers pay to access. The access may include streaming the music from the site; downloading MP3 files; and in some cases, burning the music to disc. It is these legal music download sites which the opportunity for NetBurn™ and NetBurn Secure™.

Legal Music Download Services

        Apple (iTunes). The iTunes Music Store features over 700,000 songs from major music companies including BMG, EMI, Sony Music Entertainment, Universal and Warner so music fans can easily find the music and download them directly into their iTunes music library. Songs are downloaded in digital quality and can be burned onto CDs for personal use. In the first month of operation nearly 4 million music tracks were downloaded. Burns are not secure and can be copied. Users are free to upload copied songs to file sharing service.

        MusicNow. MusicNow, Inc., formerly FullAudio, develops legal digital music solutions that are offered to customers through marketing partners like Best Buy, SBC Yahoo! DSL and Microsoft Windows Media. Customers can purchase individual tracks and albums from a music library of more than 400,000 tracks from all five major labels: BMG, EMI, Sony Music Entertainment, Universal Music Group and the Warner Music Group, and independent labels such as Koch and Sanctuary.

        BuyMusic. BuyMusic.com, offers approximately 300,000 songs for download in all categories of music from Top Ten to rare independents. Customers can purchase individual tracks and albums from all five major labels: BMG, EMI, Sony Music Entertainment, Universal Music Group and the Warner Music Group, and independent labels such as Koch and Sanctuary.

        MusicNet. MusicNet is only available through AOL. Launched in December of 2001, MusicNet is equally owned by Real Networks, AOL/Time Warner, EMI and BMG. MusicNet offers distribution of digital music service for streaming, downloading and burning music online, MusicNet offers the music catalogs of major and independent record labels—including Warner Music Group, BMG Entertainment, EMI Recorded Music, Sony Music Entertainment, Universal Music Group, Zomba, Ritmoteca and Sanctuary. As both a service and music content provider, MusicNet licenses to companies seeking to fully integrate digital music services into their online music offerings. Burns are not secure and can be copied. Users can take songs and upload them on a file sharing service freely.

        Napster. Napster has been re-launched as a legal service using PressPlay's infrastructure. Napster is currently active, and its assets are currently owned by Roxio (NASDAQ: ROXI) and was known originally as the pioneer in peer-to-peer filing sharing software to illegally swap MP3 files from consumer's computers. At its height as a peer to peer service, Napster had over 74 million users and about 2 billion songs per month were downloaded via Napster.

Legal Streaming Media Music Sites

        Users can't download songs; however, they can listen to them only on their computers as streaming audio files. Whereas a downloaded song is transferred to your computer's hard drive, a streamed song can be listened to only while you're connected to the Internet. The following services do not allow CD recording. Therefore, this presents additional opportunity for the proliferation of NetBurn™.

        Streamwaves offers a digital music subscription business. Streamwaves licenses major label content for a subscription service. Streamwaves holds licensing agreements with EMI Recorded Music, EMI CMG Publishing, Universal Music Group and others. Streamwaves has no burning capability whatsoever.

        Launch.com. (Acquired by Yahoo! for $12 million) offers consumers an array of streaming radio stations, videos, musicians' interviews and picture art from musicians. Launch generates revenue through its advertised based model. This website is a destination for music fans to learn more about their favorite musicians and for listening to streaming music. Some free downloads for promotion only.

        Listen.com. Listen.com, recently acquired by Real Networks is a music portal and promotional website branded as Rhapsody. Listen offers consumers an array of features from musician bios, news, free downloads samples, videos, interviews and picture art from musicians. Listen.com's core product is Rhapsody, an interactive digital music subscription service powered by the company's patent-pending media delivery technology.

        Lycos Music. Music destination and portal. Offers music news, links, bios, interviews and e-commerce for music CDs.

Peer-To-Peer Music Services

        All known peer-to-peer software utilities allow users who exchange copyrighted files without the permission of the copyright holder. Peer-to-peer services overwhelmingly are used for improper copying and transmission of copyright material over the Internet, and actively encourage, assist and participate in this activity. We will continue to watch this market to see what online music peer-to-peer technology evolves and we may see opportunity from the following companies for future offering of "legal" online music for burning. However, without strategic agreements with the peer-to-peer software companies, and without clear changes in their business model, the nature of peer-to-peer technology will leave downloaded music on user's hard drives.

        Kazaa is currently the most popular peer-to-peer file sharing network with over 60 million users worldwide and over 22 million users in the United Sates alone. Kazaa was originally the inspiration of two Scandinavian businessmen, Niklas Zennstrom and Janis Friis, who wanted to improve upon the "peer-to-peer" file-swapping services that became popular in 1999. Over the past two years, the oddly named product has become the most popular online file-swapping system in the world. Roughly 230 million people have downloaded the software, primarily to trade music, TV shows and movies over the Internet. At any given time, more than 3 million people are running the program, double the number that Napster had at its peak. Sharman Networks purchased the Kazaa software in early 2002 and planned to make money by distributing authorized, copy-protected content. However, the record labels are suing the Australian-based Sharman Networks and, recently, a US Federal judge ruled that it could be pursued by record companies under US laws.

        Other popular peer-to-peer file sharing networks include Altnet, Gogster, LimeWire, BearShare, Morpheus and Xolox.

Partial Customers List

        Immediatek currently has license agreements with over 330 independent labels, 1200 artists, and 30,000 music tracks for its www.TwoBigToes.com website and core NetBurn™ technology, not to mention other technology alliances. Among them:

        DigiCirc—Immediatek has signed an agreement with DigiCirc to work in a co-marketing effort. DigiCirc is the platform which allows music consumers, record labels, music distributors, advertisers, publishers and business merchants, to bid, purchase, lease, sub lease, and swap exclusive Digital Music Rights of recordings from top participating independent artists (from mainstream to the underground). DigiCirc is the world's first Music Rights Investment Market.

        Musicfreedom.com—A third party website which has partnered with JIVE Records and JC Chasez of N'Sync to offer unique music with the blessing of JIVE Records they were 71% of revenue of 2003.

        Sold-Rite, LLC—This company licensed the full NetBurn implementation and back end for use on a new music merchandising project.

        Alligator Records is the largest independent contemporary blues label in the world and offers its catalog for digital distribution using Immediatek's NetBurn™. Alligator's recordings have won more awards than any other contemporary blues label, including a total of 30 Grammy nominations (two wins) and 17 Indie Awards from the Association For Independent Music (AFIM).

DiscLive

        In April 2004 we acquired all the issued and outstanding stock of DiscLive, Inc. DiscLive provides a service to concert goers whereby DiscLive contracts with an artist or recording company, records a live concert and then offers for sale limited edition recordings of the concert within minutes after the concert has ended. We will be integrating our NetBurn™ technology into the CD's produced by DiscLive. DiscLive is in the process of negotiating with artists and record companies for the upcoming summer concert season. DiscLive is a fairly new enterprise and has a very limited operating history having been organized in 2002.

Competition

        The markets we are targeting are highly competitive, and we expect competition to increase in the future. We believe that we compete more favorably than many of our current competitors with respect to some or all of these factors and that we currently have a competitive advantage in the CD recording software market because NetBurn™ downloads and burns music in "one click", bypassing the computer's hard drive, burning directly to the user's CD burner, thus leaving no downloaded music on their hard drive. Most importantly, Immediatek is the only entity to offer fully secure, consumer-based disc burning technology with copy control technology burned onto the originally purchased disc.. NetBurn Secure™ places copy control technology on the burned discs, and sets limits on how many copies, if any, can be copied from the originally burned CD when utilizing traditional CD copying software.

        Although there are numerous sites and services offering a varying degree of downloading, streaming, and burning, the real competition would be qualified as the technology companies fueling the ability to perform CD burns from the web. Although NetBurn™ has the first and only technology of its kind, the company has identified one major competitor which presents a threat because of sheer size and dominance of the market: Roxio.

        Roxio, Inc. (with a wide range of functionality, including the ability to burn music and/or data in a variety of formats NASDAQ: ROXI). Roxio recently acquired the assets of Napster and has re-launched Napster as a legal service. Roxio provides multi-platform CD burning software. Their suite of digital media products includes Easy CD Creator (for Windows) and Toast (for Macintosh). Roxio

distributes its products globally through strategic partnerships with major PC and CD recorder manufacturers, national retail chains and Internet partnerships. Roxio's drivers currently enable PressPlay.

        There are other CD burning software companies such as Nero by Ahead Software, and dozens of shareware CD burning utilities, but these products are strictly client-based utilities made to be used on the desktop of the user's computer.

        DiscLive faces competition from a small number of business entities offering similar services. Instant Live, a subsidiary of Clear Channel Entertainment offers similar services and is currently our largest competitor.

Patents and Proprietary Technology

        The Company has applied for four patents regarding its software technology which are unissued and in various stages of prosecution. Legal standards relating to the validity, enforceability and scope of protection of certain proprietary rights in the software business may be uncertain, and no assurance can be given as to the future viability or value of any of the Company's proprietary rights. This can be no assurance that the steps taken by the Company will prevent misappropriation or infringement of its proprietary information, which could have a material adverse effect on the Company's business, results of operations and financial condition. We have also have registrations pending for the trademarks; NetBurn™ and NetBurn Secure™.

        The Company regards substantial elements of its future and underlying infrastructure and technology as proprietary and attempts to protect them by relying on trademark, service mark, copyright and trade secret laws and restrictions on disclosure and transferring title and other methods. The Company plans to enter into confidentiality agreements with its future employees and any future consultants. Despite these precautions, it may be possible for a third party to copy or otherwise obtain and use the Company's proprietary information without authorization or to develop similar technology independently.

Employees

        As of May 26, 2004, we had nine full-time employees and three part-time employees.

Government Regulation

        Government regulations have not had, nor are they expected to have, a material effect on Immediatek' financial condition, results of operations or competitive position.

Environmental Factors

        There has been, and it is anticipated that there will continue to be, no material effect upon Immediatek' capital expenditures, earnings, or competitive position due to compliance with existing provisions of federal, state and local laws regulating the discharge of material into, or otherwise relating to the protection of, the environment.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATION

Cautionary Note on Forward-Looking Statements

        This prospectus contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including, without limitation, in the discussions under the captions "Business," "Risk Factors," Management's Discussion and Analysis of Financial Condition and Results of Operations," and elsewhere in this prospectus. Any and all statements contained in this prospectus that are not statements of historical fact may be deemed forward-looking statements. Terms such as may, might, will, would, should, could, project, estimate, pro forma, predict, potential, strategy, anticipate, attempt, develop, plan, help, believe, continue, intend, expect, future, and similar terms and terms of similar import (including the negative of any of the foregoing) may be intended to identify forward-looking statements. However, not all forward-looking statements may contain one or more of these identifying terms. Forward-looking statements in this prospectus may include, without limitation, statements regarding (i) a projection of revenues, income (including income/loss), earnings (including earnings/loss) per share, capital expenditures, dividends, capital structure, or other financial items, (ii) the plans and objectives of management for future operations, including plans or objectives relating to our products or services, (iii) our future economic performance, including any such statement contained in a discussion and analysis of financial condition by management or in the results of operations included pursuant to the rules and regulations of the Securities and Exchange Commission, and (iv) the assumptions underlying or relating to any statement described in subparagraphs (i), (ii), or (iii).

        The forward-looking statements are not meant to predict or guarantee actual results, performance, events, or circumstances and may not be realized because they are based upon our current projections, plans, objectives, beliefs, expectations, estimates, and assumptions and are subject to a number of risks and uncertainties and other influences, many of which we have no control over. Actual results and the timing of certain events and circumstances may differ materially from those described by the forward-looking statements as a result of these risks and uncertainties. Factors that may influence or contribute to the inaccuracy of the forward-looking statements or cause actual results to differ materially from expected or desired results may include, without limitation, inability to obtain adequate financing, insufficient cash flows and result illiquidity, dependence upon software vendors or significant customers, inability to expand our business, lack of diversification, sales volatility or seasonality, increased competition, changing customer preferences, results of arbitration and litigation, stock volatility and illiquidity, failure to successfully reorient Immediatek as a software technology marketing services company, failure to implement our business plans or strategies, failure to attract acquisition targets, or ineffectiveness of our marketing program to develop and capitalize on strategic alliances. A description of some of the risks and uncertainties that could cause our actual results to differ materially from those described by the forward-looking statements in this prospectus appears under related to these factors and the forward-looking statements in this prospectus appears under the caption "Risk Factors" and elsewhere in this prospectus. Because of the risks and uncertainties related to these factors and the forward-looking statements, readers of this prospectus are cautioned not to place undue reliance on the forward-looking statements. Immediatek disclaims any obligation to update these forward-looking statements or to announce publicly the results of any revisions to any of the forward-looking statements contained in this prospectus to reflect any new information or future events or circumstances or otherwise.

        Readers should read this prospectus and the following discussion and analysis in conjunction with the discussion under the caption "Risk Factors" in this prospectus, our financial statements and the related notes thereto incorporated by reference into this prospectus, and other documents filed by Immediatekfrom time to time with the Commission.

Recent Developments: Going Concern and Liquidity Problems

        Our auditors have included an explanatory paragraph in their audit opinion with respect to our consolidated financial statements at December 31, 2003. The paragraph states that our recurring losses from operations and resulting continued dependence on access to external financing raise substantial doubts about our ability to continue as a going concern. Furthermore, the factors leading to and the existence of the explanatory paragraph may adversely affect our relationship with customers and suppliers and have an adverse effect on our ability to obtain financing.

        We do not have sufficient working capital to sustain our operations. We have been unable to generate sufficient revenues to sustain our operations. We will have to obtain funds to meet our cash requirements through business alliances, such as strategic or financial transactions with third parties, the sale of securities or other financing arrangements, or we may be required to curtail our operations, seek a merger partner, or seek protection under federal bankruptcy laws. Any of the foregoing may be on terms that are unfavorable to us or disadvantageous to existing stockholders. In addition, no assurance may be given that the Company will be successful in raising additional funds or entering into business alliances.

Plan of Operation

        Management does not believe that the Company will be able to generate significant profit during the coming year, unless the company can expand its customer base for its NetBurn ™ products and it can operate its new wholly owned subsidiary, DiscLive, Inc. at a profit. NetBurn ™ is a patent-pending digital delivery system which allows web and NetBurn Station ™ users to download and burn fully licensed music tracks by utilizing a simple "single-click" interface, while at the same time protecting the copyright holders who own the material. DiscLive is a company which records live concerts, manufactures and sells CD recordings of the event within minutes of the concert's ending. Management does not believe the company will generate any significant profit in the near future, as developmental and marketing and administrative costs will most likely exceed any anticipated revenues.

Results of Operations

Three Months Ended March 31, 2004 Compared to Three Months Ended March 31, 2003

        During the three months ended March 31, 2004, the Company generated $7,933 in revenues. This compares to $8,965 in revenues for the same period last year. In its most recent three month operating period ended March 31, 2004, the Company experienced a net loss of $283,606 versus a net loss of $2,467,280 for the same period last year. The bulk of this loss came from general and administrative expenses of $108,784; sales and marketing expenses of $58,118 and research and development of $50,000. During the first three months, the Company continued to seek new strategies for marketing its business plan.

        For the year end 2003, Music Freedom.com accounted for 71% of our sales revenue and for the quarter ended March 31, 2004, approximately 42% of sales were derived from one customer, SOLD-RITE, LLC.

        The major components to expenses faced by the Company in its day-to-day operations includes developing software, databases, marketing its internet site, auditor fees, legal fees, and general administrative expenses. If the Company becomes profitable, the company will access salaries and adding additional personnel to the payroll. Management intends to continue to minimize costs until such a time, in its discretion, it believes expansion would be prudent. One element in making this determination is positive cash flow on a quarterly basis. If or when the company is successful in achieving this quarterly positive cash flow, it is likely that the company will consider expanding its personnel which will increase costs.

Year Ended December 31, 2003 Compared to December 31, 2002

        The Company generated $133,485 and $69,729 in revenues during 2003 and 2002 respectively. The increase in revenues is a direct result in increased licensing fees for our software production. We sustained net losses ($3,042,881) ($0.13 per share) in 2003 and ($476,704) ($0.25) per share) in 2002. For the fiscal year ended 2003, the Company incurred costs of services and operating expenses of $3,176,802 and $574,433 for the fiscal year ended 2002. The substantial increase in costs and expenses was primarily due to the issuance of common stock of the Company for acquisitions and consulting fees in the amount of $2,758,400. As of December 31, 2003, the Company had $118,563 in cash reserves and $1,205 in accounts receivable.

Liquidity and Capital Resources

        The Company is authorized to issue five hundred million (500,000,000) shares of its $0.001 par value common stock. The Company is authorized to issue five million (5,000,000) shares of preferred stock at a par value of $0.001.

        During the first quarter, the Company sold 1,017,667 shares of its $0.001 par value common stock to seven accredited investors for the sum of $305,300. The shares will be issued in the second quarter.

        The Company could be required to secure additional financing to fully implement its entire business plan. There are no guarantees that such financing will be available to the Company, or if available, will be on terms and conditions satisfactory to management.

        The Company has no current commitments or other long-term debt. Additionally, the Company has and may in the future invest in short-term investments from time to time. There can be no assurance that these investments will result in profit or loss.

        Since inception, we have utilized the proceeds from a number of private sales of our equity securities, the exercise of options and warrants to meet our working capital requirements. At March 31, 2004, we had working capital of $126,237.

        Our operations generated losses in 2003 and continue to generate losses in 2004. Our cash increased $7,675 during the three months ended March 31, 2004 with operating activities using $278,528 of cash. We funded operations primarily through cash on hand from borrowings and equity offerings over the last couple of years. No assurance can be given that such activities will continue to be available to provide funding to us. Our business plan for 2004 is predicated principally upon the successful marketing of our music software products and sales of concert CD's from our new wholly owned subsidiary, DiscLive, Inc.. We anticipate that our existing working capital resources and revenues from operations will not be adequate to satisfy our funding requirements in 2004.

        Our working capital requirements will depend upon many factors, including the extent and timing of our product sales, our operating results, the status of competitive products, and actual expenditures and revenues compared to our business plan. We are currently experiencing declining liquidity, losses from operations and negative cash flows, which make it difficult for us to meet our current cash requirements, including payments to vendors, and may jeopardize our ability to continue as a going concern. We intend to address our liquidity problems by controlling costs, seeking additional funding (through capital raising transactions and business alliances) and maintaining focus on revenues and collections.

        If our losses continue, we will have to obtain funds to meet our cash requirements through business alliances, such as strategic or financial transactions with third parties, the sale of securities or other financing arrangements, or we may be required to curtail our operations, seek a merger partner, or seek protection under federal bankruptcy laws. Any of the foregoing may be on terms that are unfavorable to us or disadvantageous to existing stockholders. In addition, no assurance may be given that we will be successful in raising additional funds or entering into business alliances.

        The Company could be required to secure additional financing to fully implement its entire business plan. There are no guarantees that such financing will be available to the Company, or if available, will be on terms and conditions satisfactory to management.

        The Company does not have any preliminary agreements or understandings between the company and its stockholders/officers and directors with respect to loans or financing to operate the company. The Company currently has no arrangements or commitments for accounts and accounts receivable financing. There can be no assurance that any such financing can be obtained or, if obtained, that it will be on reasonable terms.

        On March 17, 2003, the Company entered into two separate Asset Purchase Agreements ("Agreements") with Paul Marin, an individual, and Zach Bair, an individual and president of the Company, to purchase certain strategic assets.

        Pursuant to the terms of the Agreements, the Company issued to Mr. Marin and his shareholders 7,360,000 restricted shares and to Mr. Bair 10,741,397 restricted shares of its $0.001 par value common stock for a combined total of 18,101,397 shares. The acquired assets are valued at $7,360 and $10,741 (based on the par value of the underlying shares) for a combined total of $18,101. The fair market value of the underlying shares was $0.13 per share on March 17, 2003. The difference between the par value of $18,101 and the fair market value of $2,353,182, or $2,335,081, represents compensation expense to Mr. Bair and Mr. Marin and his stockholders.

        On April 10, 2003, the Company issued 380,000 shares of its $0.001 par value common stock to an individual for consulting services valued at $68,400, the fair market value of the underlying shares.

        On August 3, 2003, the Company issued 895,833 shares of its $0.001 par value common stock to certain note holders who elected to convert their notes totaling $107,500 into Company equity.

        On August 3, 2003, the Company issued 8,333 shares of its $0.001 par value common stock to an individual to acquire equipment valued at $1,000.

        On August 3, 2003, the Company issued 50,000 shares of its $0.001 par value common stock to an individual for consulting services rendered valued at $10,000.

        On October 28, 2003, the Company issued 600,000 shares of its $0.001 par value common stock to a shareholder for consulting services valued at $312,000.

        On December 29, 2003, the Company issued 60,000 shares of its $0.001 par value common stock to a note holder who elected to convert his note totaling $30,000 into Company equity. The note holder is also a shareholder and consultant of the Company.

        On December 29, 2003, the Company issued 740,000 shares of its $0.001 par value common stock to a several individuals pursuant to Regulation D, Rule 506, a private placement for cash totaling $210,000.

        On December 29, 2003, the Company issued 125,000 shares of its $0.001 par value common stock to an individual to acquire intellectual property valued at $47,500.

        On December 29, 2003, the Company issued 100,000 shares of its $0.001 par value common stock to an individual for consulting services valued at $38,000.

        During the first quarter of 2004, Immediatek sold 1,017,667 shares of its $0.001 par value common stock to seven accredited investors for the sum of $305,300. The shares were issued in the second quarter.

        In April 2004 we acquired all the issued and outstanding shares of DiscLive, Inc. and issued 1,666,667 shares of our common stock to the stockholders of DiscLive in a share exchange.

        The Company could be required to secure additional financing to fully implement its entire business plan. There are no guarantees that such financing will be available to the Company, or, if available, will be on terms and conditions satisfactory to management.

        Our auditors have included an explanatory paragraph in their audit opinion with respect to our consolidated financial statements at December 31, 2003. The paragraph states that our recurring losses from operations and resulting continued dependence on access to external financing raise substantial doubts about our ability to continue as a going concern. Furthermore, the factors leading to and the existence of the explanatory paragraph may adversely affect our relationship with customers and suppliers and have an adverse effect on our ability to obtain financing.

        Our business plan for 2004 is predicated principally upon the successful marketing of our software products. We anticipate that our existing working capital resources and revenues from operations may not be adequate to satisfy our funding requirements through 2004.

        If our losses continue, we will have to obtain funds to meet our cash requirements through business alliances, such as strategic or financial transactions with third parties, the sale of securities or other financing arrangements, or we may be required to curtail our operations, seek a merger partner, or seek protection under federal bankruptcy laws. Any of the foregoing may be on terms that are unfavorable to us or disadvantageous to existing stockholders. In addition, no assurance may be given that we will be successful in raising additional funds or entering into business alliances.

DESCRIPTION OF PROPERTIES.

        Immediatek's corporate headquarters is located at 2435 N. Central Expressway Suite 1610, Richardson, TX 75080. We lease approximately 3,900 square feet of office space at a rental of $5,760 per month. Our lease expires in 2007, with our acquisition of DiscLive, we also rent approximately 1,200 sq. feet at a rental of $3,000 per months at 73 Spring Street, Suite 302 New York, NY 10012.

        We believe these facilities are suitable and adequate to accommodate our operations. We consider each of these facilities to be in good condition and it is our opinion that the facilities are adequately covered by insurance.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

        Through a Board Resolution, the Company hired the professional services of Beckstead and Watts, LLP, Certified Public Accountants, to perform audited financials for the Company. Beckstead and Watts, LLP own no stock in the Company. The company has no formal contracts with its accountant; they are paid on a fee for service basis through a separate escrow account.

        The officers and directors of the Company are involved in other business activities and may, in the future, become involved in other business opportunities. If a specific business opportunity becomes available, such persons may face a conflict in selecting between the Company and their other business interests. The Company has not formulated a policy for the resolution of such conflicts.

MARKET FOR COMMON EQUITY AND
RELATED STOCKHOLDER MATTERS.

        Our common stock trades on the over-the-counter bulletin board under the symbol ITEK.OB. The table below sets forth high and low closing prices for our common stock during each of the periods indicated, as reported the over-the-counter bulletin board by NASDAQ. Such price quotations represent inter-dealer prices without retail markup, markdown or commission and may not necessarily represent actual transactions.

	2004		2003		2002
QUARTER ENDED
	LOW	HIGH	LOW	HIGH	LOW	HIGH
March 31	$0.40	$0.48	$0.16	$0.18	$0.04	$0.06
June 30	—	—	0.25	0.88	0.01	0.05
September 30	—	—	0.53	0.53	0.01	0.09
December 31	—	—	0.38	0.40	0.01	0.09

        As of May 26, 2004, we had approximately 219 holders of record of voting common stock.

        Immediatek has not paid dividends on our common stock and does not anticipate the payment of cash dividends in the foreseeable future, as we contemplate retaining all earnings to finance the continued growth of our business.

Recent Sale of Unregistered Securities

        During the first quarter 2004, we issued unregistered securities in connection with an exempt offering under Sections 4(2) and 4(6) of the Securities Act of 1933 as a transaction not involving a public offering and made solely to accredited investors. We also issued securities as a result of our acquisition of DiscLive in April 2004. All of the shares so issued are being registered by this registration statement.An appropriate restrictive legend was affixed to the stock certificates and warrants.

EXECUTIVE COMPENSATION.

        The following table summarizes the compensation earned by Immediatek's Chief Executive Officer and other most highly compensated executive officers (whose annualized compensation exceeded $100,000) (collectively called the "named executive officers"), for services rendered in all capacities to Immediatek during the fiscal years ended December 31, 2003 and 2002.

		Compensation		Compensation		Compensation
Name and Principal Positions	Year	Salary		Bonus	Securities Underlying Options (#)	Other $
Zach Bair, President and Chief Executive Officer	2003 2002	$ $	57,518 53,325	— —	— —	— —
Paul Marin, Chief Operating Officer	2003 2002		$45,628 —	— —	— —	— —

        We do not currently have any written employment agreements with our executive officers.

Compensation of Directors

        There were no arrangements pursuant to which any director of the Company was compensated for the calendar year ended December 31, 2003 for any service provided as a director.

FINANCIAL STATEMENTS.

Page
Report of Beckstead and Watts, LLP, Independent Auditors	F-1
Consolidated Financial Statements:
Consolidated Balance Sheets at March 31, 2004 (unaudited) and December 31, 2003	F-2
Consolidated Statements of Operations for the Three Months Ended March 31, 2004 and 2003 (unaudited) and the Years Ended December 31, 2003 and 2002	F-3
Consolidated Statements of Stockholders' Deficit for the Three Months Ended March 31, 2004 and 2003 (unaudited) and Years Ended December 31, 2003 and 2003	F-4
Consolidated Statements of Cash Flows for the Three Months Ended March 31, 2004 and 2003 (unaudited) and for the Years Ended December 31, 2003 and 2002	F-5
Notes to Financial Statements	F-6

Auditor's Letter

Beckstead and Watts, LLP
Certified Public Accountants

        3340 Wynn Road, Suite B
Las Vegas, NV 89102
702.257.1984
702.362.0540 (fax)

INDEPENDENT AUDITORS' REPORT

Board of Directors
Immediatek, Inc.
Richardson, Texas

We have audited the Balance Sheet of Immediatek, Inc. (the "Company") as of December 31, 2003, and the related Statements of Operations, Stockholders' Equity, and Cash Flows for the years ended December 31, 2003 and 2002, and for the period March 1, 2002 (Date of Inception) to December 31, 2003. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statement presentation. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Immediatek, Inc. as of December 31, 2003, and the results of its operations and cash flows for the years ended December 31, 2003 and 2002, and for the period March 1, 2002 (Date of Inception) to December 31, 2003, in conformity with generally accepted accounting principles in the United States of America.

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 3 to the financial statements, the Company has had limited operations and have not commenced planned principal operations. This raises substantial doubt about its ability to continue as a going concern. Management's plan in regard to these matters are also described in Note 3. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Beckstead and Watts, LLP

March 30, 2004
Las Vegas, Nevada

IMMEDIATEK, INC.

CONSOLIDATED BALANCE SHEETS

	March 31, 2004	December 31, 2003
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$126,237	$118,562
Accounts receivable	1,647	1,647
Prepaid rent	5,760	5,760
Total current assets	133,644	125,969
Fixed assets, net	24,940	6,576
Intellectual property	65,601	65,601
Total assets	$224,185	$198,147
LIABILITIES AND STOCKHOLDERS' DEFICIT
Current liabilities:
Accounts payable	$96,731	$110,927
Accrued liabilities	18,540	—
Subscriptions payable	305,300	—
Total current liabilities	420,571	110,927
Convertible debt	9,500	9,500
Total liabilities	430,071	120,427
Stockholders' deficit:
Common stock, $0.001 par value, 500,000,000 shares authorized; 22,958,2183 shares issued and outstanding	22,958	22,958
Additional paid-in capital	3,621,671	3,621,671
Accumulated deficit	(3,850,515)	(3,566,909)
Total stockholders' deficit	(205,886	77,720
Total liabilities and stockholders' deficit	$224,185	$198,147

See accompanying notes to financial statements.

Immediatek, Inc.

CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended March 31,		Twelve Months Ended December 31,
	2004	2003	2003	2002
	(unaudited)
Revenue, net	$7,933	$8,965	$133,485	$69,729
Costs and Expenses:
Direct cost of services	3,000	-0-	47,740	8,018
Artist royalties	-0-	-0-	416	-0-
Network and infrastructure	1,735	-0-	4,330	-0-
Research and development	50,000	-0-	10,370	-0-
Sales and marketing expenses	58,118	-0-	-0-	-0-
Depreciation expense	734	-0-	439	-0-
General and administrative expense	108,784	66,773	222,455	9,687
Non-cash consulting fees	-0-	68,400	111,320	403,752
Non-cash consulting fees—related party	-0-	-0-	312,000	16,408
Non-cash compensation expense-related party	-0-	2,335,080	2,335,080	-0-
Administrative salaries	18,900	-0-	29,505	55,243
Officer salaries	50,250	5,992	103,147	53,325
Total costs and expenses	291,539	2,476,245	3,176,802	546,433
Net operating (loss)	(283,606)	(2,467,280)	(3,043,318)	(476,704)
Other income:
Interest	-0-	-0-	437	-0-
Net loss	(283,606)	(2,467,280)	(3,042,881)	(476,704)
Basic and diluted net loss per share	$(0.01)	$(0.12)	$(0.17)	$(1.17)
Weighted average shares of common stock outstanding—basic and fully diluted	22,958,218	20,379,997	17,773,572	407,646

See accompanying notes to financial statements.

Immediatek, Inc.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' DEFICIT

	COMMON STOCK
	NUMBER OF SHARES	PAR VALUE	ADDITIONAL PAID-IN CAPITAL	(DEFICIT)	TOTAL STOCKHOLDERS' EQUITY/(DEFICIT)
Balance March 1, 2002	1,722,655	$1,723	$45,601	$(47,324)	-0-
Shares issued for consulting contract	151,800	152	303,600		303,752
Shares issued for consulting contract—related party	8,200	8	16,400		16,408
Shares issued for a consulting contract	8,000	8	49,992		50,000
Shares issued for a consulting contract	8,000	8	49,992		50,000
Net (loss) for the period ended December 31,2002				(476,704)	(476,704)
Balance December 31, 2002	1,898,655	1,899	465,585	(524,028)	(56,544)
Shares issued for Asset Purchase Agreement to related individuals	18,100,397	18,100	2,334,645		2,352,746
Shares issued for consulting contract	380,000	380	68,020		68,400
Shares issued for conversion of debt to equity	895,833	896	106,604		107,500
Shares issued for equipment	8,333	8	992		1,000
Shares issued for services	50,000	50	9,950		10,000
Shares issued for services—related party	600,000	600	311,400		312,000
Shares issued for conversion of debt to equity	60,000	60	29,940		30,000
Shares issued for cash pursuant to private placement memorandum	740,000	740	209,260		210,000
Shares issued to acquire intellectual property	125,000	125	47,375		47,500
Shares issued for services	100,000	100	37,900		38,000
Net (loss) for the period ended December 31, 2003				(3,042,881)	(3,042,881)
Balance at December 31, 2003	22,958,218	$22,958	$3,621,671	$(3,566,909)	$77,721

See accompanying notes

Immediatek, Inc.

CONSOLIDATED STATEMENT OF CASH FLOWS

	Three Months Ended March 31,		Twelve Months Ended December 31,
	2004	2003	2003	2002
	(unaudited)
Cash flows from operating activities:
Net loss	$(283,606)	$(2,467,280)	$(3,042,881)	$(476,704)
Depreciation	734	—	439	—
Shares issued for services	—	68,400	111,320	403,752
Shares issued as compensation to related parties	—	2,335,080	2,335,080	—
Shares issued for services—related party			312,000	16,408
Adjustments to reconcile net (loss) to net cash (used) by operating activities:
(Increase) decrease in accounts receivable	—	195	(1,205)	(442)
(Increase) in prepaid rent			(7,605)
Increase (decrease) in accounts payable	(14,196)	(6,189)	60,198	50,639
Increase in accrued liabilities	18,540	—
Net cash (used) by operating activities	(278,528)	(69,794)	(232,653)	(6,347)
Cash flow from investing activities
Purchase of fixed assets	(19,097)	—	(3,129)	—
Net cash used by investing activities	(19,907)	—	(3,129)	—
Cash flow from financing activities
Payments on notes payable	—	(3,692)
Proceeds from notes payable	—	72,500	9,500	3,692
Proceeds from convertible debt			137,500	—
Proceeds from sale of common stock			210,000	—
Proceeds from notes payable
Proceeds from subscriptions payable	305,300	—
Shareholder loan	—	—	(7,500)	7,500
Net cash provided by financing activities	305,300	68,808	349,500	11,192
Net (decrease) in cash	7,675	(986)	113,718	4,845
Cash beginning of period	118,562	4,845	4,845	—
Cash end of period	126,237	3,859	118,563	4,845
Supplemental disclosures:
Interest paid	$—	$—	$—	$—
Income taxes paid	$—	$—	$—	$—
Number of shares issued for consulting and services	—	380,000	530,000	167,800
Number of shares issued for services to related party	—	—	600,000	8,200
Number of shares issued as compensation to related parties	—	—	18,101,397	—
Number of shares issued to convert debt to equity			955,833	—
Number of shares issued for equipment			8,333	—
Value of shares issued for equipment	$—	$—	$1,000	$—
Number of shares issued for intellectual property			125,000	—
Value of shares issued for intellectual property	$—	$—	$47,500	$—

See accompanying notes

IMMEDIATEK, INC.
NOTES TO FINANCIAL STATEMENTS
(the period subsequent to December 31, 2003 is unaudited)

Note 1. History and organization of the company and basis of presentation

        The Company was originally organized August 6, 1998, under the laws of the State of Nevada, as Barrington Laboratories, Inc. On December 18, 2000, the Company amended its Articles of Incorporation to rename the Company, ModernGroove Entertainment, Inc. MODG then operated as a software developer of software for the home television-based entertainment industry.

        On April 12, 2002, the Canadian Imperial Bank of Commerce, Vancouver, British Columbia filed against ModernGroove Entertainment, Inc., the Canadian subsidiary, a petition with the Supreme Court of British Columbia to be adjudged bankrupt, under Canadian Bankruptcy Code, British Columbia, Bankruptcy Division, Department of Consumer and Corporate Affairs, designated with the Vancouver Registry as Case No. 225054VA02. The Canadian corporation has ceased operations in Canada.

        On September 18, 2002, the Company combined by "reverse-merger" with Immediatek, Inc., a State of Texas corporation. On November 5, 2002, the Company amended its Articles of Incorporation to rename the Company Immediatek, Inc.

        Immediatek, Inc. (Texas corp.) was organized March 1, 2002 (Date of Inception) under the laws of the State of Texas, as Immediatek, Inc. (ITEK).

        On February 27, 2003, ITEK acquired key assets of LCD Interactive, Inc., a private corporation ("LCD") that had developed breakthrough CD burning software which formed the basis of ITEK's business model going forward. Prior to the acquisition, ITEK had formed a strategic alliance with LCD d/b/a TwoBigToes, to exclusively market and develop the CD burning software. Acquisition of LCD's assets, including the CD burning software and LCD's flagship website, www.TwoBigToes.com, was accomplished through a stock transaction whereby Paul Marin, CEO of LCD, was granted 6,980,000 restricted shares in Immediatek. Paul was added to ITEK's Board of Directors and is the Company's Chief Operating Officer.

        On April 29, 2004, Immediatek, Inc. entered into an Acquisition Agreement to acquire all of the issued and outstanding capital stock of DiscLive, Inc., a Delaware corporation.

        The consolidated interim financial statement included herein, presented in accordance with United States generally accepted accounting principles and stated in US dollars, have been prepared by the Company, without audit, pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to such rules and regulations, although the Company believes that the disclosures are adequate to make the information presented not misleading. These statements reflect all adjustments, consisting of normal recurring adjustments, which, in the opinion of management are necessary for fair presentation of the information contained therein.

        The Company is authorized to issue 500,000,000 shares of $0.001 par value common stock

Note 2. Accounting policies and procedures

Cash and cash equivalents

        The Company maintains a cash balance in a non-interest-bearing account that currently does not exceed federally insured limits. For the purpose of the statements of cash flows, all highly liquid investments with an original maturity of three months or less are considered to be cash equivalents. There are no cash equivalents as of March 31, 2004.

Revenue recognition

        Revenue from proprietary software sales that does not require further commitment from the company is recognized upon shipment. Consulting revenue is recognized when the services are rendered. License revenue is recognized ratably over the term of the license.

        The cost of services, consisting of staff payroll, outside services, equipment rental, communication costs and supplies, is expensed as incurred.

Advertising costs

        The Company expenses all costs of advertising as incurred.

Use of estimates

        The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

Fair value of financial instruments

        Fair value estimates discussed herein are based upon certain market assumptions and pertinent information available to management as of March 31, 2004. The respective carrying value of certain on-balance-sheet financial instruments approximated their fair values. These financial instruments include cash and accounts payable. Fair values were assumed to approximate carrying values for cash and payables because they are short term in nature and their carrying amounts approximate fair values or they are payable on demand.

Impairment of long-lived assets

        Long-lived assets held and used by the Company are reviewed for possible impairment whenever events or circumstances indicate the carrying amount of an asset may not be recoverable or is impaired. No such impairments had been identified by management at March 31, 2004.

Reporting on the costs of start-up activities

        Statement of Position 98-5 (SOP 98-5), "Reporting on the Costs of Start-Up Activities," which provides guidance on the financial reporting of start-up costs and organizational costs, requires most costs of start-up activities and organizational costs to be expensed as incurred. SOP 98-5 is effective for fiscal years beginning after December 15, 1998. With the adoption of SOP 98-5, there has been little or no effect on the Company's financial statements.

Loss per share

        Net loss per share is provided in accordance with Statement of Financial Accounting Standards No. 128 (SFAS #128) "Earnings Per Share." Basic loss per share is computed by dividing losses available to common stockholders by the weighted average number of common shares outstanding during the period.

Dividends

        The Company has not yet adopted any policy regarding payment of dividends. No dividends have been paid or declared since inception.

Segment reporting

        The Company follows Statement of Financial Accounting Standards No. 130, "Disclosures About Segments of an Enterprise and Related Information." The Company operates as a single segment and will evaluate additional segment disclosure requirements as it expands its operations.

Income taxes

        The Company follows Statement of Financial Accounting Standard No. 109, "Accounting for Income Taxes" ("SFAS No. 109") for recording the provision for income taxes. Deferred tax assets and liabilities are computed based upon the difference between the financial statement and income tax basis of assets and liabilities using the enacted marginal tax rate applicable when the related asset or liability is expected to be realized or settled. Deferred income tax expenses or benefits are based on the changes in the asset or liability each period. If available evidence suggests that it is more likely than not that some portion or all of the deferred tax assets will not be realized, a valuation allowance is required to reduce the deferred tax assets to the amount that is more likely than not to be realized. Future changes in such valuation allowance are included in the provision for deferred income taxes in the period of change.

        Deferred income taxes may arise from temporary differences resulting from income and expense items reported for financial accounting and tax purposes in different periods. Deferred taxes are classified as current or non-current, depending on the classification of assets and liabilities to which they relate. Deferred taxes arising from temporary differences that are not related to an asset or liability are classified as current or non-current depending on the periods in which the temporary differences are expected to reverse.

Recent pronouncements

        In July 2002, the FASB issued SFAS No. 146, "Accounting for Costs Associated with Exit or Disposal Activities", which addresses financial accounting and reporting for costs associated with exit or disposal activities and supersedes EITF No. 94-3, "Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring)." SFAS No. 146 requires that a liability for a cost associated with an exit or disposal activity be recognized when the liability is incurred. Under EITF No. 94-3, a liability for an exit cost was recognized at the date of an entity's commitment to an exit plan. SFAS No. 146 also establishes that the liability should initially be measured and recorded at fair value. The provisions of SFAS No. 146 will be adopted for exit or disposal activities that are initiated after December 31, 2002.

        In December 2002, the FASB issued SFAS No. 148, "Accounting for Stock-Based Compensation—Transition and Disclosure—an amendment of SFAS No. 123." This Statement amends SFAS No. 123, "Accounting for Stock-Based Compensation", to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, this statement amends the disclosure requirements of SFAS No. 123 to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. The adoption of SFAS No. 148 is not expected to have a material impact on the company's financial position or results of operations.

        In November 2002, the FASB issued FASB Interpretation ("FIN") No. 45, "Guarantors Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees and Indebtedness of Others", an interpretation of FIN No. 5, 57 and 107, and rescission of FIN No. 34, "Disclosure of Indirect Guarantees of Indebtedness of Others". FIN 45 elaborates on the disclosures to be made by the guarantor in its interim and annual financial statements about its obligations under certain guarantees that it has issued. It also requires that a guarantor recognize, at the inception of a guarantee, a liability for the fair value of the obligation undertaken in issuing the guarantee. The initial recognition and measurement provisions of this interpretation are applicable on a prospective basis to guarantees issued or modified after December 31, 2003; while, the provisions of the disclosure requirements are effective for financial statements of interim or annual periods ending after December 15, 2002. The company believes that the adoption of such interpretation will not have a material impact on its financial position or results of operations and has adopted such interpretation during fiscal year 2003, as required.

        In January 2003, the FASB issued FIN No. 46, "Consolidation of Variable Interest Entities", an interpretation of Accounting Research Bulletin No. 51. FIN No. 46 requires that variable interest entities be consolidated by a company if that company is subject to a majority of the risk of loss from the variable interest entity's activities or is entitled to receive a majority of the entity's residual returns or both. FIN No. 46 also requires disclosures about variable interest entities that companies are not required to consolidate but in which a company has a significant variable interest. The consolidation requirements of FIN No. 46 will apply immediately to variable interest entities created after January 31, 2003. The consolidation requirements will apply to entities established prior to January 31, 2003 in the first fiscal year or interim period beginning after June 15, 2003. The disclosure requirements will apply in all financial statements issued after January 31, 2003. The company adopted the provisions of FIN No. 46 during the first quarter of fiscal 2003.

Stock-Based Compensation

        The Company accounts for stock-based awards to employees in accordance with Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" and related interpretations and has adopted the disclosure-only alternative of SFAS No. 123, "Accounting for Stock-Based Compensation." Options granted to consultants, independent representatives and other non-employees are accounted for using the fair value method as prescribed by SFAS No. 123.

Year end

        The Company has adopted December 31 as its fiscal year end.

Note 3. Going concern

        The Company's financial statements are prepared using the generally accepted accounting principles applicable to a going concern, which contemplates the realization of assets and liquidation of liabilities in the normal course of business. However, the Company has generated limited revenue from its planned principal operations. In order to obtain the necessary capital, the Company has raised funds via private placement offering. If the securities offering does not provide sufficient capital, some of the shareholders of the Company have agreed to provide sufficient funds as a loan over the next twelve-month period. However, the Company is dependent upon its ability to secure equity and/or debt financing and there are no assurances that the Company will be successful. Without sufficient financing it would be unlikely for the Company to continue as a going concern.

Note 4. Income taxes

        The Company accounts for income taxes under Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" ("SFAS No. 109"), which requires use of the liability method. SFAS No. 109 provides that deferred tax assets and liabilities are recorded based on the differences between the tax bases of assets and liabilities and their carrying amounts for financial reporting purposes, referred to as temporary differences. Deferred tax assets and liabilities at the end of each period are determined using the currently enacted tax rates applied to taxable income in the periods in which the deferred tax assets and liabilities are expected to be settled or realized.

        The provision for income taxes differs from the amount computed by applying the statutory federal income tax rate to income before provision for income taxes. The sources and tax effects of the differences are as follows:

U.S federal statutory rate	(34.0)%
Valuation reserve	34.0%

Total	—%

As of December 31, 2003, the Company had a net operating loss carry forward of approximately $3,566,909 of which $476,704 expires in 2021 and $3,042,881 expires in 2022. The related deferred asset has been fully reserved.

Note 5. Convertible debt

        The Company received proceeds from convertible debt totaling $137,500 from various unrelated individuals. The note holders elected to convert their loans into 895,833 shares of the Company's $0.001 par value common stock during the year ended December 31, 2003.

        The Company received proceeds from convertible debt totaling $39,500 from a shareholder of the Company. The note holder elected to convert $30,000 of his loan into 60,000 shares of the Company's $0.001 par value common stock during the year ended December 31, 2003. The Company owed $9,500 in convertible debt to the shareholder as of December 31, 2003.

Note 6. Fixed assets

        The company purchased $19,097 worth of computer equipment during the three months ended March 31, 2004. Depreciation expense totaled $734 and $0- for the three months ended March 31, 2004 and 2003, respectivey.

Note 7. Subscriptions payable

        During the three months ended March 31, 2004, the Company received cash totaling $305,300 from 7 individual investors who subscribed to 1,017,667 shares of the Company's $0.001 par value common stock. The share certificates had not been issued to the investors as of March 31, 2004.

Note 8. Shareholder loan

        During the year ended December 31, 2003, the Company repaid a $7,500 loan to an officer and director.

Note 9. Stockholders' equity

        The Company is authorized to issue 500,000,000 shares of its $0.001 par value common stock.

        On December 31, 2002, the Company had 430,650,700 shares of its $0.001 par value common stock issued and outstanding. On January 9, 2003, the Company effected a 250-for-1 reverse stock split resulting in 1,722,600 shares issued and outstanding. All references to number of shares outstanding have been retro-actively restated.

        On November 12, 2002, the Company acquired all of the outstanding shares of Immediatek, Inc., a Texas corporation, in exchange for 400,000,000 shares of the company's $0.001 par value common stock.

        On November 18, 2002, the Company issued 151,800 shares of its $0.001 par value common stock to unrelated individuals for consulting services valued at $303,752 based on the fair market value of the underlying shares.

        On November 18, 2002, the Company issued 8,000 shares of its $0.001 par value common stock to the Company's CEO for services valued at $16,408 based on the fair market value of the underlying shares.

        On December 2, 2002, the Company issued 8,000 shares of its $0.001 par value common stock to an unrelated individual for consulting services valued at $50,000 based on the fair market value of the underlying shares.

        On December 6, 2002, the Company issued 8,000 shares of its $0.001 par value common stock to an unrelated individual for consulting services valued at $50,000 based on the fair market value of the underlying shares.

        On March 17, 2003, the Company issued 18,101,397 shares of its $0.001 par value common stock pursuant to two separate Asset Purchase Agreements ("Agreements") with Paul Marin, an individual, and Zach Bair, an individual and president of the Company, to purchase certain strategic assets. The acquired assets are valued at $7,360 and $10,741 (based on the par value of the underlying shares) for a combined total of $18,101. The fair market value of the underlying shares was $0.13 per share on March 17, 2003. The difference between the par value of $18,101 and the fair market value of $2,353,182, or $2,335,081, represents compensation expense to Mr. Bair and Mr. Marin.

        On April 10, 2003, the Company issued 380,000 shares of its $0.001 par value common stock to an individual for consulting services valued at $68,400, the fair market value of the underlying shares.

        On August 3, 2003, the Company issued 895,833 shares of its $0.001 par value common stock to certain note holders who elected to convert their notes totaling $107,500 into Company equity.

        On August 3, 2003, the Company issued 8,333 shares of its $0.001 par value common stock to an individual to acquire equipment valued at $1,000.

        On August 3, 2003, the Company issued 50,000 shares of its $0.001 par value common stock to an individual for consulting services rendered valued at $10,000.

        On October 28, 2003, the Company issued 600,000 shares of its $0.001 par value common stock to a shareholder for consulting services valued at $312,000.

        On December 29, 2003, the Company issued 60,000 shares of its $0.001 par value common stock to a note holder who elected to convert his note totaling $30,000 into Company equity. The note holder is also a shareholder and consultant of the Company.

        On December 29, 2003, the Company issued 740,000 shares of its $0.001 par value common stock to a several individuals pursuant to Regulation D, Rule 506, a private placement for cash totaling $210,000.

        On December 29, 2003, the Company issued 125,000 shares of its $0.001 par value common stock to an individual to acquire intellectual property valued at $47,500.

        On December 29, 2003, the Company issued 100,000 shares of its $0.001 par value common stock to an individual for consulting services valued at $38,000.

        There were no issuances of common stock during the three months ended March 31, 2004.

Note 10. Warrants and options

        For the year ended December 31, 2003, the Company issued 447,916 warrants to purchase common stock on a one-for-one basis at an exercise price of $0.15 per share of common stock. The fair market value of the Company's common stock on the date of grant was $0.11, therefore, no compensation expense has been recorded by the Company as of December 31, 2003. No warrants were exercised or expired during the year ended December 31, 2003.

        Warrants issued by the Company are valued on the date of grant using the Black-Scholes pricing model using assumptions.

        No options to purchase common stock had been issued as of December 31, 2003.

Note 11. Related party transactions

Intellectual property

        On March 17, 2003, the Company entered into two separate Asset Purchase Agreements ("Agreements") with Paul Marin, an individual, and Zach Bair, an individual and president of the Company, to purchase certain strategic assets. Pursuant to the terms of the Agreements, the Company issued to Mr. Marin, and his stockholders, 7,360,000 restricted shares and to Mr. Bair 10,741,397 restricted shares of its $0.001 par value common stock for a combined total of 18,101,397 shares. The acquired assets are valued at $7,360 and $10,741 (based on the par value of the underlying shares) for a combined total of $18,101. The fair market value of the underlying shares was $0.13 per share on March 17, 2003. The difference between the par value of $18,101 and the fair market value of $2,353,182, or $2,335,081, represents compensation expense to Mr. Bair and Mr. Marin.

Convertible debt

        The Company received proceeds from convertible debt totaling $39,500 from a shareholder of the Company. The note holder elected to convert $30,000 of his loan into 60,000 shares of the Company's $0.001 par value common stock during the year ended December 31, 2003. The Company owed $9,500 in convertible debt to the shareholder as of December 31, 2003.

Note 12. Subsequent events (unaudited)

DiscLive

        On April 9, 2004, Immediatek, Inc. entered into an Acquisition Agreement to acquire all of the issued and outstanding capital stock of DiscLive, Inc., a Delaware corporation. In exchange for the DiscLive capital stock, ITEK gave each of the DiscLive stockholders their pro rata share of 1,666,667 shares of ITEK common stock. The agreement provides that delivery of the ITEK common stock and DiscLive capital stock will be delayed for a period of six(6) months to provide for adjustments or an unwinding if certain circumstances, as described in the agreement, occur or fail to occur. Upon completion of the transaction DiscLive will become a wholly owned subsidiary of Immediatek.

        DiscLive provides a service to concert goers whereby DiscLive contracts with an artist or recording company, records a live concert and then offers for sale limited edition recordings of the concert within minutes after the concert has ended.

        DiscLive is an unaudited privately-owned company. It is in the process of being audited but the audit is not yet complete.

LEGAL MATTERS

        Certain legal matters, including the validity of the shares being issued, will be passed upon for Immediatek by Vial, Hamilton, Koch & Knox, LLP.

EXPERTS

        The consolidated financial statements of Immediatek, Inc. in this prospectus for the year ended December 31, 2003, have been audited by Beckstead and Watts, LLP, independent auditors, as stated in their report (which report expresses an unqualified opinion and includes an explanatory paragraph concerning substantial doubt about the ability of Immediatekto continue as a going concern) which is included herein, and has been so included in reliance upon the report of such firm, given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

        We file reports, proxy statements and other information with the Securities and Exchange Commission in accordance with the Securities Exchange Act of 1934, as amended. You may read and copy our reports, proxy statements and other information filed by us at the public reference facilities maintained by the Securities and Exchange Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information about the public reference rooms. Our reports, proxy statements and other information filed with the Securities and Exchange Commission are also available to the public over the internet at the Securities and Exchange Commission's website at http://www.sec.gov. Our website on the Internet is at http://www.Immediatek.com.

Incorporation by Reference

        The Securities and Exchange Commission allows us to incorporate by reference the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus, and information that we file later with the Securities and Exchange Commission will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made by us with the Securities and Exchange Commission under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until we have completed our offering described in this prospectus:

        Our Annual Report on Form 10-KSB for the year ended December 31, 2003, was filed on March 30, 2004 with the Commission. by Immediatek, Inc

        Our Quarter Reports on Form 10-QSB for the period ended March 31, 2004, filed on May 14, 2004 by Immediatek, Inc. with the Commission.

        Any statement contained in a document that is incorporated by reference will be modified or superseded for all purposes to the extent that a statement contained in this prospectus (or in any other document that is subsequently filed with the Commission and incorporated by reference) modifies or is contrary to that previous statement. Any statement so modified or superseded will not be deemed a part of this prospectus except as so modified or superseded.

        You may request a copy of these filings, at no cost, by writing, telephoning or emailing us at the following address and phone number or email address: Investor Relations, Immediatek, Inc., 2435 N. Central Expressway Suite 1610, Richardson, Texas 75080. Our telephone number is (972) 852-2876.

PROSPECTUS

IMMEDIATEK, INC.

7,653,837 Shares Common Stock

        We have not authorized anyone to provide information different from that contained in this prospectus. When you make a decision about whether to invest in our common stock, you should not rely upon any information other than the information in this prospectus. Neither the delivery of this prospectus nor the sale of our common stock means that information contained in this prospectus is correct after the date of this prospectus. This prospectus is not an offer to sell or solicitation of an offer to buy these shares of common stock in any circumstances under which the offer or solicitation is unlawful.

PART II: INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24. Indemnification of Directors and Officers

        Our certificate of incorporation provides that we shall indemnify to the extent permitted by Nevada law any person whom we may indemnify there under, including our directors, officers, employees and agents. Our bylaws provide such indemnification (other than an order by a court) shall be made by us only upon a determination that indemnification is proper in the circumstances because the individual met the applicable standard of conduct. Advances for such indemnification may be made pending such determination. Such determination shall be made by a majority vote of a quorum consisting of disinterested directors, by independent legal counsel or by the stockholders. In addition, our certificate of incorporation eliminates, to the extent permitted by Nevada law, personal liability of directors to us and our stockholders for monetary damages for breach of fiduciary duty as directors.

        Our authority to indemnify our directors and officers is governed by the provisions of Sections 78.7502 and 78.751 of the Nevada Revised Statutes, as follows:

1.
A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he:

          (a)   Is not liable pursuant to NRS 78.138; or

          (b)   Acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

    The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, does not, of itself, create a presumption that the person is liable pursuant to NRS 78.138 or did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, or that, with respect to any criminal action or proceeding, he had reasonable cause to believe that his conduct was unlawful.

        2.     A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys' fees actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he:

          (a)   Is not liable pursuant to NRS 78.138; or

          (b)   Acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation.

    Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

        3.     To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections 1 and 2, or in defense of any claim, issue or matter therein, the corporation shall indemnify him against expenses, including attorneys' fees, actually and reasonably incurred by him in connection with the defense

        1.     Any discretionary indemnification pursuant to NRS 78.7502, unless ordered by a court or advanced pursuant to subsection 2, may be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances. The determination must be made:

          (a)   By the stockholders;

          (b)   By the board of directors by majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding;

          (c)   If a majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding so orders, by independent legal counsel in a written opinion; or

          (d)   If a quorum consisting of directors who were not parties to the action, suit or proceeding cannot be obtained, by independent legal counsel in a written opinion.

        2.     The articles of incorporation, the bylaws or an agreement made by the corporation may provide that the expenses of officers and directors incurred in defending a civil or criminal action, suit or proceeding must be paid by the corporation as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he is not entitled to be indemnified by the corporation. The provisions of this subsection do not affect any rights to advancement of expenses to which corporate personnel other than directors or officers may be entitled under any contract or otherwise by law.

        3.     The indemnification pursuant to NRS 78.7502 and advancement of expenses authorized in or ordered by a court pursuant to this section:

          (a)   Does not exclude any other rights to which a person seeking indemnification or advancement of expenses may be entitled under the articles of incorporation or any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, for either an action in his official capacity or an action in another capacity while holding his office, except that indemnification, unless ordered by a court pursuant to NRS 78.7502 or for the advancement of expenses made pursuant to subsection 2, may not be made to or on behalf of any director or officer if a final adjudication establishes that his acts or omissions involved intentional misconduct, fraud or a knowing violation of the law and was material to the cause of action.

          (b)   Continues for a person who has ceased to be a director, officer, employee or agent and inures to the benefit of the heirs, executors and administrators of such a person

Item 25. Other Expenses of Issuance and Distribution

        The following table sets forth the various expenses, which will be paid by us in connection with the issuance and distribution of the securities being registered. With the exception of the registration fees and the NASD filing fee, all amounts shown are estimates.

Registration fee	$276
Blue sky fees and expenses (including legal and filing fees)	0
Printing expenses (other than stock certificates)	0
Legal fees and expenses (other than blue sky)	30,000
Accounting fees and expenses	10,000
Miscellaneous expenses	10,000

Total	$50,276

Item 26. Recent Sales of Unregistered Securities

        During the first two quarters of 2004 Immediatek raised a net of approximately $1,000,000 of additional working capital through an exempt Sections 4(6) and 4(2) private offering of common stock to accredited individual and institutional investors. We also issued 1,666,667 shares to the stockholders of DiscLive in a share exchange for all the issued and outstanding shares of DiscLive which is now a wholly owned subsidiary of Immediatek.

Item 27. Exhibits.

Exhibit No.	Description
3.1	Certificate of Incorporation of the Company. Incorporated herein by reference to Exhibit 3.1 to the Company's Registration Statement of Form S-1 (Registration No. 2-80946)
3.2	By-laws of the Company. Incorporated herein by reference to Exhibit 3.2 to the Company's Registration Statement on Form S-1 (Registration No. 2-80946)
5.1	Opinion of Vial, Hamilton, Koch & Knox, LLP*
10.1	Warrant Form issued to Pangloss International SA.*
10.2	Warrant Form issued to Jess S. Morgan & Co, Inc.*
21.1	Subsidiaries of the Company. *
23.1	Consent of Beckstead and Watts, LLP.*

(b)
Reports on Form 8-K:

Date	Description
May 14, 2004	8-K disclosing the acquisition of DiscLive.*

*
Filed herewith

+
Denotes management contract or compensatory plan.

Item 28. Undertakings.

        The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934, as amended (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act), that is incorporated by reference in this Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

        The undersigned registrant hereby undertakes that:

  (1)
  For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon

    Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

  (2)
  For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        The undersigned registrant undertakes to provide to the underwriters at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

SIGNATURES

        In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and has authorized this registration statement to be signed on its behalf by the undersigned, in the City of Dallas, State of Texas, on May 28, 2004.

IMMEDIATEK, INC.
By: /s/ ZACH BAIR Name: Zach Bair Title: Chief Executive Officer (Principal executive officer)

Know all men by these presents, that each person whose signature appears below hereby constitutes and appoints Zach Bair and Phillip Miller and each of them his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and any related registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, and to authorize, approve, sign and cause to be filed such other documents as may be necessary or appropriate to qualify the securities which are the subject of the Registration Statement for offer and sale under the Blue Sky and other applicable laws of each jurisdiction in which such securities may be offered and sold, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or either of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

In accordance with the Exchange Act, this report has been signed by the following persons on behalf of the registrant and in the capacities indicated, on the 28th day of May 2004.

Signature	Capacity

/s/ ZACH BAIR Zach Bair	Chairman of the Board and CEO (Principal Executive Officer)
/s/ PAUL MARIN Paul Marin	Director, Chief Operating Officer
/s/ PHILIP K. MILLER Philip K. Miller	Chief Financial Officer (Principal Financial Officer)

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TABLE OF CONTENTS
PROSPECTUS SUMMARY
The Offering
RISK FACTORS
USE OF PROCEEDS
DILUTION
SELLING STOCKHOLDERS
SELLING WARRANT HOLDERS
PLAN OF DISTRIBUTION
LEGAL PROCEEDINGS
DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
  Item 11. SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT.
DESCRIPTION OF SECURITIES
INDEMNIFICATION
DESCRIPTION OF BUSINESS
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATION
DESCRIPTION OF PROPERTIES.
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS.
EXECUTIVE COMPENSATION.
FINANCIAL STATEMENTS.
Auditor's Letter Beckstead and Watts, LLP Certified Public Accountants
IMMEDIATEK, INC. CONSOLIDATED BALANCE SHEETS
Immediatek, Inc. CONSOLIDATED STATEMENTS OF OPERATIONS
Immediatek, Inc. CONSOLIDATED STATEMENTS OF STOCKHOLDERS' DEFICIT
Immediatek, Inc. CONSOLIDATED STATEMENT OF CASH FLOWS
IMMEDIATEK, INC. NOTES TO FINANCIAL STATEMENTS (the period subsequent to December 31, 2003 is unaudited)
LEGAL MATTERS
EXPERTS
WHERE YOU CAN FIND MORE INFORMATION
PROSPECTUS IMMEDIATEK, INC. 7,653,837 Shares Common Stock
PART II: INFORMATION NOT REQUIRED IN PROSPECTUS
SIGNATURES